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Exhibit 10.100

LEASE AGREEMENT

        This Lease made and entered into this 17th day of Sept., 1993, by and between the City of St. Joseph, Missouri, a municipal corporation, (hereinafter individually referred to as "City"), the County of Buchanan by and through the County Commission of said county, (hereinafter individually referred to as "County"), the City and County, (hereinafter collectively referred to as "Landlord"), and St. Joseph Riverboat Partners, a Missouri general partnership.

        WHEREAS, the qualified voters of Buchanan County, Missouri, did on November 3, 1992, under and pursuant to R.S.Mo. 572.100 Sections (6) and (10), by a majority of votes cast on the question, authorize the licensing of excursion gambling boats in Buchanan County, Missouri; and,

        WHEREAS, the City of St. Joseph is the owner of certain land and docking and port facilities suitable for the operation of riverboat casinos and casino support facilities; and,

        WHEREAS, Buchanan County, Missouri, has the legal authority to allow the licensing of excursion gambling boats in the County; and,

        WHEREAS, Landlord desires to lease the premises to Tenant and declares same in entering into this Lease, and Tenant desires to lease the premises from Landlord; and,

        WHEREAS, Tenant desires to construct and operate casino support and docking facilities, parking facilities and an entertainment center facility, for riverboat gaming;

        WHEREAS, the parties desire to enter into this Lease to set forth their rights and obligations relating to the premises, casino support facilities, and gaming facilities; and

        WHEREAS, St. Joseph Riverboat Partners, a Missouri general partnership, was submitted a written proposal to the City and to the County,

        NOW, THEREFORE, IN CONSIDERATION OF THE COVENANTS AND AGREEMENTS OF THE PARTIES CONTAINED IN THIS LEASE, INCLUDING THE PAYMENT OF RENT, AND IN CONSIDERATION OF THAT SET FORTH ABOVE, (WHICH ARE INCORPORATED BY REFERENCE IN THIS LEASE), INTENDING TO BE LEGALLY BOUND AND FOR THE CAUSE EXPRESSED HEREIN, LANDLORD AND TENANT AGREE AS FOLLOWS:

1.0    DEMISING OF PREMISES

        Landlord hereby leases the premises as defined in Exhibit A to Tenant and Tenant hereby takes and hires the premises from Landlord. The premises are leased to Tenant for the term defined in this Lease, upon all the terms and conditions of this Lease.

2.0    GENERAL DEFINITIONS

        The following alphabetized general definitions shall apply throughout the Lease, in addition to other definitions appearing at other locations in this Lease.

        2.1    "Accounting Principles"—means the standard accounting principles and practices promulgated from time to time by Tenant, with Landlord approval, in accordance with generally accepted accounting principles as defined by the American Institute of Certified Public Accountants (the "AICPA") and the Financial Accounting Standards Board ("FASB"); provided, however, that Accounting Principles shall comply in all respects and adopt all rules, regulations and requirements of the State of Missouri and the State Gaming Commission related to accounting principles for the determination of taxable revenue and income of the Gaming Facility and any operations related thereto.

        2.2    "Additional Development"—means improvements upon the Leased Premises not originally contemplated as part of Phase One of the original proposal of the St. Joseph Riverboat Partners to

Landlord. "Additional Development" includes, but is not limited to, the following: a hotel, "Frontier Village", farmer's market, narrow gauge railroad and family activity area.

        2.3    "Adjusted Gross Revenues"—The term "Adjusted Gross Revenues" shall be defined as Gross Revenues less the following revenues actually received by Tenant and included in Gross Revenues: (a) any gratuities or service charges added to a customer's bill; (b) any credits or refunds made to customers, guests or patrons; (c) any sums and credits received by Tenant for lost or damaged merchandise; (d) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges, or miscellaneous taxes on gaming by any entity not herein included; (e) any proceeds from the sale or other disposition or furnishings and equipment or other capital assets; (f) any fire and extended coverage insurance proceeds; (g) any condemnation awards; (h) any proceeds of financing or refinancing; and (i) any interest received on bank account(s).

        2.4    "Agreement"—The terms "Agreement", "Lease Agreement" and "Lease", mean this lease/contract for the Premises described and the exclusive right to operate a gaming operation on the Premises as defined in Section 32, Restrictions on Third Parties.

        2.5    "Casino Support Facilities"—shall mean, among other items specified in Tenant's Preliminary Site Plan, the following:

          a.     Parking Area One—at Robidoux Landing, an expansion of the existing parking area;

          b.     Parking Area Two—upon the Weaver Tract;

          c.     Pedestrian Access to Robidoux Landing from east of the Premises;

          d.     Vehicular Access to the Weaver Tract Parking Area; and

          e.     An approximately 18,000 Square Foot Entertainment Center to be located on Leased Premises.

        2.6    "Casualty"—means any damage or destruction affecting (a) any or all improvements located on the Premises; or (b) the Gaming Facilities.

        2.7    "City as Landlord"—means the City of St. Joseph, Missouri, acting through its appropriate representatives to carry out the terms of this Agreement.

        2.8    "City as Municipality"—means the City of St. Joseph, Missouri, acting through its appropriate representatives as a governing municipality.

        2.9    "Commence Development"—The terms "Commence Development", "Commencement of Development" and terms of like import mean and refer to (a) Tenant's commencement or relocation of existing structures on the Premises; or (b) the commencement of grading, excavation, earthmoving, installation of permanent utility connections, or other site work on the Premises for the Casino Support Facilities.

        2.10    "Commencement of Gaming Operations Date"—means the first date on which any Gaming Facility is open to the Public and commences doing business.

        2.11    "Completion of Development"—The terms "Complete Development", "Completion of Development", "Completion", "Complete", "Complete the Casino Support Facilities", and terms of like import mean and refer to the occurrence of all of the following: Tenant shall, in good faith, have taken essential steps toward the completion of construction of the Casino Support Facilities free of (or shall have bonded against) Prohibited Liens; Tenant shall have obtained a permanent or temporary certificate of occupancy for the use of the Casino Support Facilities and all public areas, mechanical space, and other service areas; Tenant shall be in full compliance with all of the terms and conditions of this Lease; and Tenant shall have commenced gaming operations according to the provisions of Section 5, Development and Construction of Gaming Facilities and Casino Support Facilities.

        2.12    "Completion Date"—means the first business day on which any Casino Support Facility is open to the public and commences doing business. The term "Business Day", wherever used in this Lease Agreement, means any weekday on which the City of St. Joseph and the County of Buchanan are generally open for the conduct of government business.

        2.13    "Condemnation"—means any taking of the Leased Premises or any part of those premises by condemnation or by exercise of any right of eminent domain, or any similar proceeding or act of any government.

        2.14    "Construction Commencement Date"—means the date when Tenant has Commenced Development.

        2.15    "Consumer Price Index"—means the Consumer Price Index for the Kansas City Metropolitan Area published by the Bureau of Labor Statistics of the United States Department of Labor, United States City Average, all items (1982 - 1954 = 100). If such index is no longer published, the Tenant and Landlord shall agree to a successor or replacement index of substantially equivalent reliability and objectivity. The Consumer Price Index in effect for any given date shall be deemed to refer to the Consumer Price Index last published before, such date.

        2.16    "County as Landlord"—means Buchanan County, Missouri, acting through its appropriately designated representatives to carry out the terms of the lease.

        2.17    "Default"—means any Monetary Default or Non-Monetary Default. Each and every covenant of Tenant under this Lease, if not performed by Tenant, shall give rise to a Default to which Tenant shall have the cure rights provided for in this Lease.

        2.18    "Developer"—means the St. Joseph Riverboat Partners.

        2.19    "Dockside Barge Casino"—means a stationary gaming boat facility with at least 600 gaming positions.

        2.20    "Equipment Liens"—means purchase-money security interests, financing leases, and similar arrangements (including the corresponding UCC-1 financing statements) relating to Tenant's acquisition or financing of personal property used in connection with the operation of the Casino Support Facilities that are leased, purchased pursuant to conditional sale or installment sale arrangements, or used under licenses, such as furniture, fixtures and equipment, telephone, telecommunications and facsimile transmission equipment, point of sale equipment, televisions, radios, and computer systems, provided that each Equipment Lien encumbers or otherwise relates to only the property financed or otherwise provided by the secured party under such Equipment Lien. The lessor, seller or other secured party under an Equipment Lien may be Tenant or a subsidiary.

        2.21    "Fee Estate"—means Landlord's fee estate in the Premises, or any part of Premises, or any direct or indirect interest in such fee estate. The Fee Estate is subject to this Lease.

        2.22    "Fiscal Month"—means Tenant's actual fiscal month which shall be a calendar month. If Tenant elects to change its Fiscal Month, it shall give not less than sixty (60) day's written notice to Landlord specifying the change prior to the effective date thereof and such change shall not cause a delay in any payment due under the Lease. Such term shall also mean and refer to any partial fiscal month arising because of a change in Tenant's fiscal month, subject to proration of any periodic payments calculated on the basis of a Fiscal month.

        2.23    "Fiscal Year"—means Tenant's actual fiscal year which shall be a calendar year. If Tenant elects to change its Fiscal Year, it shall not give less than ninety (90) days written notice to Landlord specifying the change prior to the effective date thereof, and any such change of date shall not cause a delay in any payment due under the Lease. Such term shall also mean and refer to any partial Fiscal Year arising because of a change in Tenant's fiscal year or because of a variation between the commencement date of Tenant's Fiscal Year and the date when Tenant is required to commence to pay Annual Rent calculated with respect to each Fiscal Year (in each case subject to proration of any periodic payment calculated on the basis of a Fiscal Year).

        2.24    "Gaming Facility" or "Gaming Facilities"—means any Small Riverboat, Large Riverboat, Dockside Barge Casino, or any other structure or Facility which houses a gaming operation subject to licensing under applicable Missouri law.

        2.25    "Gaming License"—means any license or licenses required by the State of Missouri to operate a Gaming Facility.

        2.26    "Gross Revenues"—means all revenues of any nature derived directly or indirectly from the Casino Support Facilities and the Gaming Facilities including Net Gaming Proceeds, food and beverage sales and other income, rental or other payments from lessees, sublessees, licensees and concessionaires, (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, except as required by Section 21.1, Tenant's Right to Sublet).

        2.27    "Hold Harmless"—Wherever this Lease provides that a party shall Hold Harmless another from or against a particular matter, such term means that the party shall Hold Harmless the other party (and its partners, officers, directors, agents and employees or their equivalent) harmless from and against any and all losses, costs, claims, liability, penalties, judgments, damages or other injury, detriment, or expense (including reasonable attorneys' fees, court costs, interest and penalties) reasonably incurred or suffered by the other party (and its partners, officers, directors, agents and employees or their equivalent) on account of the matter that is the subject of Section 13, Obligation to Hold Harmless; Liability of Landlord.

        2.28    "Landlord"—The term "Landlord", as it applies to covenants or obligations of Landlord, shall refer to the Landlord named in the opening paragraph of this Lease.

        2.29    "Large Riverboat Casino"—means an excursion gambling boat, as defined by Missouri law, with at least 450 gaming positions.

        2.30    "Leased Premises"—or the word "Premises" means the area described in Exhibit A.

        2.31    "Leasehold Estate"—means Tenant's leasehold estate arising under this Lease, upon and subject to all the terms and conditions of this Lease, or any part of such leasehold estate or any direct or indirect interest in such leasehold estate.

        2.32    "Mandated Alterations"—refers to any repairs or alterations mandated by Laws imposed, increased or otherwise rendered more burdensome after the Signing Date, including retrofitting and structural alterations, whether or not such Laws could reasonably have been foreseen at the Signing Date.

        2.33    "Monetary Default"—means any failure by Tenant to pay any Rent or other sum(s) of money payable pursuant to this Lease when and as required to be paid by this Lease.

        2.34    "Net Gaming Proceeds"—means the gross receipts from licensed gambling games and devices, less uncollected checks, less winnings paid to wagerers.

        2.35    "Net Revenues"—means the total of all cash and property, including checks received by a licensee from gaming operations, less the total of all cash paid out as winnings to patrons, and any other items made deductible as losses in the ordinary course of business, all according to Law.

        2.36    "Non-Monetary Default"—means any failure by Tenant to perform as required by this Lease, other than a Monetary Default.

        2.37    "Notice"—means any notice, demand, request, election, designation or consent, including any of the foregoing relating to a Default or alleged Default, that is permitted, required or desired to be given by either party in connection with this Lease. Notice shall be delivered and shall become effective only in accordance with the "Notices" Section of this Lease.

        2.38    "Notice of Default"—means any Notice from one party to the other claiming or giving Notice of a Default or alleged Default by the recipient.

        2.39    "Preliminary Site Plan"—means the initial plan which sets forth the limits of the Project and which is substantially in accordance with Phase One of the original written proposal of the St. Joseph Riverboat Partners, as modified, to Landlord; the building and boat locations, size and descriptions; ingress and egress; loading areas; improvements; parking; landscaping; signage; sidewalks; curbing; utilities; and adjoining streets; including elevations showing the exterior features and designs of all the boats, buildings, structure, and improvements which are to be a part of the Project.

        2.40    "Prime Rate"—means the prime rate or equivalent "base" or "reference" rate for corporate loans: (a) announced from time to time by Citibank, N.A., New York, New York, or (b) if such rate is no longer so published or announced, then a reasonably equivalent rate generally recognized as the New York Prime Rate, as such term is commonly understood, or as may be mutually agreed by Tenant and Landlord.

        2.41    "Prohibited Liens"—means any mechanic's, vendor's, laborer's or material supplier's statutory lien or other similar lien arising by reason of work, labor, services, equipment or materials supplied, or claimed to have been supplied, to Tenant, which lien either: (a) is filed against the Fee Estate or (b) is filed against the Leasehold Estate and, upon termination of this Lease, would under the law of the State attach to the Fee Estate. Notwithstanding anything to the contrary in this Lease, an Equipment Lien shall not constitute a Prohibited Lien and nothing in this Lease shall prohibit Tenant from creating, or require Tenant to remove, any Equipment Lien.

        2.42    "Project"—means the enterprise to be operated by the Tenant pursuant to this Agreement consisting of those developments described in this Lease and the Preliminary Site Plan.

        2.43    "Project Improvements"—means all improvements that are to be made at Tenant's expense, including all Casino Support Facilities.

        2.44    "Rent"—shall mean:

          a.     Base Rent—Two percent (2%) of the annual Net Gaming Proceeds from all Gaming Facilities and Casino Support Facilities in operation, to be paid monthly during the conduct of gaming operations, (1% to the City as Landlord and 1% to the County as Landlord), except as provided in section 5.3, Failure to Operate a Large Riverboat Casino or a Dockside Barge Casino; and,

          b.     Per Customer Rent—The lesser of ONE DOLLAR ($1.00) per customer entering any Gaming Facility during each year of the Primary and Renewal Terms or TWENTY-FIVE PERCENT (25%) of the admission fee charged by the Tenant per customer entering any Gaming Facility during said terms, exclusive of admission fees paid to the State of Missouri pursuant to Law, said amount payable on a monthly basis one-half of such amounts to the City as Landlord and one-half of such amounts to the County as Landlord. Beginning with the commencement of the First Renewal Term, Tenant's obligation to pay the Per Customer portion of the Rent shall be adjusted annually by any upward change in the Consumer Price Index (CPI) from (1982 - 1984 = 100) to the CPI in effect at the beginning of each Fiscal Year during the Renewal Term. Additional payments of the Per Customer portion of the Rent attributable to any CPI adjustment shall be payable on a monthly basis, one-half to the City as Landlord and one-half to the County as Landlord.

          c.     Minimum Rent—Said amounts payable to Landlord shall not be less than ONE HUNDRED TWENTY THOUSAND DOLLARS AND NO CENTS ($120,000.00) for the Base portion of the rent and ONE HUNDRED THOUSAND DOLLARS AND NO CENTS ($100,000.00) for the Per Customer portion of the rent, except as provided in Section 32, Casino Development Restriction on Third Parties.

          d.     Abatement of Rent—Rent as hereinabove set out shall be abated and Tenant shall not be liable therefor upon the occurrence of any of the events described in section 16, Damage or Destruction.

        2.45    "Signing Date"—means the date this Lease Agreement is signed by all parties or the date thirty (30) days after signature by Landlord, whichever comes first.

        2.46    "Small Riverboat Casino"—means a self-propelled excursion gambling boat with a passenger capacity of at least 335 persons prior to retrofitting for gaming operations.

        2.47    "St. Joseph Riverboat Partners"—means St. Joseph Riverboat Partners, a Missouri general partnership.

        2.48    "Sublease"—means any sublease of the Premises of any part of the Premises, or any other agreement or arrangement (including a license agreement) made by Tenant granting any third party the right to occupy, use or possess any portion of the Premises. The term "Sublease" includes a "Management Agreement" or similar agreement and any concessionaire and license agreements that Tenant elects to treat as Subleases.

        2.49    "Substantial Condemnation"—means any Condemnation that, in Tenant's judgment, renders the remaining portion of the Casino Support Facilities unusable for their original purpose. Tenant may waive its right to treat as a Substantial Condemnation any Condemnation that would otherwise qualify as such. Any other Condemnation shall mean an "insubstantial condemnation".

        2.50    "Subtenant"—means any person having rights of occupancy, use or possession under a Sublease, including a "Manager" under a "Management Agreement", and any concessionaires and licensees that Tenant elects to treat as Subtenants.

        2.51    "Temporary Condemnation"—means a Condemnation relating to the temporary right to use or occupy the Premises or any part of the Premises.

        2.52    "Tenant"—means the St. Joseph Riverboat Partners, a Missouri general partnership, or a successor by merger or otherwise to all or substantially all of the business and assets of any of the foregoing, including the leasehold interest created under this Lease Agreement.

        2.53    "Tenant's Monthly Statement"—means a statement of Adjusted Gross Revenue of the Casino Support Facilities and Gaming Facilities for each Month, in reasonable detail with applicable revenues and expenses from operations shown separately by category of operation; specifically including the calculation of Net Gaming Proceeds.

        2.54    "Termination Date"—means the date when this Lease terminates or expires, whether pursuant to the expiration of the Term as provided for in this Lease pursuant to Landlord's exercise of remedies upon occurrence of an event of Default.

        2.55    "Unavoidable Delay"—means delay in performance of any obligation arising from or on account of any cause whatsoever beyond the reasonable control of the person required or entitled to perform and that materially affects Tenant's business operation, including strikes, labor trouble, litigation (other than litigation initiated by Tenant) Casualty, Condemnation, Law, governmental preemption, failure to or refusal of a governmental body to issue a required permit or license, war, riots, a change in the water level of the Missouri River, an act of God and other causes beyond such party's reasonable control, whether similar or dissimilar to the causes specifically enumerated in this paragraph. In no event shall Unavoidable Delay be deemed to include any delay caused by a person's financial condition.

        2.56    "Uneconomic"—A fact, circumstance, or event shall render the operation of any Gaming Facilities or Casino Support Facilities "Uneconomic" if such fact, circumstance, or event, does or would, in Tenant's reasonable judgment: (a) cause the Casino Support Facilities or Gaming Facilities to be in violation of Law; or (b) cause Tenant's Completion of Development or operation of the Casino Support Facilities or Gaming Facilities to be impracticable or commercially not viable. In this context, reasonable judgment would be that which is honest and equitable under the circumstances and that which a person or company of ordinary prudence would use under similar circumstances. Tenant shall give ninety (90) days notice to Landlord of the date on which it will declare its operation or any part of its operation uneconomic and give the precise reasons detailing why the operation or part of an operation will be uneconomic on that date.

        2.57    "Waiver of Subrogation"—means a provision in, or endorsement to, any insurance policy required by this Lease, by which the insurance carrier agrees to waive all rights or recovery by way of subrogation against either party to this Lease in connection with any loss covered by such insurance policy.

3.0    LETTER OF CREDIT

        3.1    Tenant's Obligation to Execute a Letter of Credit.    On the Signing Date the Tenant agrees to execute a letter of credit in the amount of SIXTY THOUSAND DOLLARS AND NO CENTS ($60,000.00) in favor of the City of St. Joseph and Buchanan County, Missouri, to guarantee:

          a.     The commencement of gaming operations within twelve months of the Tenant's receipt of a Gaming License;

          b.     The completion of the parking area described in Section 5.5.1 within six months of plan approval by the necessary governmental and non-governmental bodies;

          c.     The completion of the parking area described in Section 5.5.2 within twelve months of plan approval by the necessary governmental and non-governmental bodies; and

          d.     The completion of the entertainment center described in Section 5.5.5 within twenty-four months of plan approval by the necessary governmental and non-governmental bodies.

        3.2    Forfeiture of Letter of Credit.    Tenant's failure to perform prior to any of these dates shall result in the forfeit of the letter of credit as specified in Sections 4.4.1, Termination by Tenant and 4.5, Termination by Landlord; and subject to Section 5.6, Unavoidable Delay.

        3.3    Cancellation of Letter of Credit. Upon timely performance of Tenant's duties in Section 3.1 and within ten (10) days of Tenant's request, the letter of credit shall be canceled by the Landlord.

4.0    TERM

        4.1    Initial Term, Primary Term and Renewal Term(s).    The term of the Lease shall be divided into three (3) phases, an Initial Term, a Primary Term and, at Tenant's option, one (1) or more up to five (5) Renewal Terms.

          4.1.1    Initial Term.    The Initial Term of the Lease shall begin on the Signing Date and shall continue until the earlier of (a) the Commencement of Gaming Operations, or (b) twelve months from the receipt of a Gaming License from the State of Missouri. The Initial Term is that period of the Lease during which Tenant shall Commence Development and construction of the Gaming Facilities and Casino Support Facilities and shall obtain all required licenses and permits to operate same.

          4.1.2    Primary Term.    The Primary Term of the Lease shall begin on the Commencement of Gaming Operations Date and continue until 11:59 p.m. on the last day of the Fiscal Month that included the date five (5) years after the Commencement of Gaming Operations Date, unless terminated sooner. The Primary Term of the Lease shall be the initial five (5) year operating cycle for the Gaming Facilities and Casino Support Facilities.

          4.1.3    Renewal Term(s).    Upon six (6) months written Notice, and provided Tenant is not in Default, Tenant shall have the absolute and unconditional right and option (each such right and option a "Renewal Option") to extend and renew this Lease upon the same terms and conditions as this Lease, for five (5) additional successive periods of five (5) years each (the "Renewal Terms") following the expiration date of the Primary Term, subject to the Rent escalator provisions in Section 6.2.2. Whereby this Lease refers to the "Term", such reference shall be deemed to mean the Initial Term or Primary Term, as the latter may be extended from time to time pursuant to Tenant's Renewal Option(s), to include one or more Renewal Term(s), so that upon Tenant's exercise of any Renewal Option(s), the "Term" shall be redefined and extended to include the corresponding Renewal Term(s) arising pursuant to such Renewal Option(s). At the expiration or termination of the final Renewal Term provided for below, Tenant shall have no further rights to renew or extend this Lease. The Renewal Options and Renewal Terms are as follows:

          4.1.4    First Renewal Term.    The First Renewal Term shall be for a period beginning the first day after the Primary Term and ending at 11:59 p.m. on the last day of the Fiscal Month that included the date five (5) calendar years after the last day of the Primary Term.

          4.1.5    Second Renewal Term.    The Second Renewal Term shall be for a period beginning the first day after the First Renewal Term and ending at 11:59 p.m. on the last day of the Fiscal Month that included the date five (5) calendar years after the last day of the First Renewal Term.

          4.1.6    Third Renewal Term.    The Third Renewal Term shall be for a period beginning the first day after the Second Renewal Term and ending at 11:59 p.m. on the last day of the Fiscal Month that included the date five (5) calendar years after the last day of the Second Renewal Term.

          4.1.7    Fourth Renewal Term.    The Fourth Renewal Term shall be for a period beginning the first day after the Third Renewal Term and ending at 11:59 p.m. on the last day of the Fiscal Month that included the date five (5) calendar years after the last day of the Third Renewal Term.

          4.1.8    Fifth Renewal Term.    The Fifth Renewal Term shall be for a period beginning the first day after the Fourth Renewal Term and ending at 11:59 p.m. on the last day of the Fiscal Month that included the date five (5) calendar years after the last day of the Fourth Renewal Term.

        4.2    Default by Tenant.    If Tenant should be in Default, Tenant's Renewal Options shall not be canceled, but Landlord is not required to accept any renewal until Tenant cures such default, unless Tenant's cure period shall have expired without cure of such Default and Landlord has lawfully terminated this Lease. Provided that this Lease has not been lawfully terminated under the terms of this Lease Agreement, there shall be no conditions (express or implied) to Tenant's exercise of any Renewal Option(s), except as provided above.

        4.3    Confirmation of Dates.    Promptly after the occurrence of any date relevant to the calculation of Rent, or the determination of the Term (including the expiration date of each Renewal Term when and as the corresponding Renewal Option shall have been exercised or deemed exercised), the parties shall enter into a certificate, in recordable form reasonably satisfactory to both of them, memorializing such date. The failure of the parties to enter into any such certificate shall not, however, invalidate or in any way diminish the effectiveness of the actual date(s) to be set forth in the certificate. If Landlord and Tenant disagree as to whether any such date has occurred, then Tenant may pay Rent and otherwise perform under this Lease based on Tenant's own determination of such date(s) unless and until such date(s) are otherwise determined by the final judgment of a court of competent jurisdiction. To the extent that any such court accepts Landlord's position and rejects Tenant's position, Tenant shall have five (5) Business Days to remit to Landlord an amount equal to any previous underpayment of Rent made because of Tenant's determination of such date(s), together with interest on the underpayment at the Prime Rate, plus two percent (2%) from the date the underpayment was originally due under this Lease to the date of payment.

        4.4    Termination by Tenant.

          4.4.1    During the Initial Term.    Tenant shall have the right, upon written Notice to Landlord and prior to Commencement of Development, to terminate this Lease upon the occurrence of any of the following:

            a.     Tenant shall have failed to obtain, for reasons external to the Tenant's best efforts to do so, all federal, state and county permits, licenses and approvals, including, but not limited to, all necessary building permits and gaming/casino licenses and/or permits, required to enable Tenant to develop, construct and operate the Casino Support Facilities and the Gaming Facilities on and from the Premises (including any final approval from the State of Missouri of the Gaming Licenses or permit necessary to open).

            b.     Tenant shall have failed to obtain, despite its best efforts to do so, all City permits, approvals and licenses, if any, including, but not limited to, all necessary building permits, required to enable Tenant to develop, construct and operate the Casino Support Facilities and the Gaming Facilities on and from the Premises.

  In the event of such termination, because of reasons stated in (a) and (b) above, this Lease shall be of no further force or effect and the parties shall have no further obligations under this Lease except (a) that the Tenant shall forfeit the SIXTY THOUSAND DOLLARS ($60,000.00) Letter of Credit executed on the Signing Date; and (b) that the Tenant shall deliver the Leased Premises to the Landlord free and clear of any liens or security interest incurred by the Tenant. Provided that if Tenant has not in good faith and with reasonable diligence under the circumstances sought to obtain the items stated in (a) and (b) above, then Landlord will have all other remedies afforded by law.

          4.4.2    During the Primary and Renewal Terms.    After Commencement of Gaming Operations Date, Tenant shall have the right to cease operations of the Gaming Facilities to the extent necessary, in the commercially reasonable judgment of Tenant, to maintain, repair, renovate, replace, substitute for, or expand the Casino Support Facilities and the Gaming Facilities, provided that such cessation shall not terminate this Lease or affect Tenant's obligation to pay Rent and Tenant shall use its best efforts to expedite completion of such matters and restore operations. After Commencement of Gaming Operations Date, and in the event operation of the Gaming Facilities and Casino Support Facilities shall become Uneconomic, Tenant shall have the additional right, upon ninety (90) days' written Notice to Landlord, to cease operation of the Gaming Facilities and terminate this Lease, provided that Tenant (a) shall pay Landlord, on or before the Termination Date, all Rent payable by Tenant pursuant to Section 6.2 for six (6) months from delivery of said written Notice; (b) shall deliver possession of the Premises to Landlord free and clear of any Leasehold Mortgage liens or other security interest (unless incurred by Landlord); and (c) shall, at Landlord's request, either demolish structures and remove all debris from such demolished structures or leave such structures remaining as Landlord shall designate. Nothing in this section shall affect Tenant's right to terminate as otherwise set forth in the Lease Agreement.

        4.5    Termination by Landlord.

          4.5.1    During the Initial Term.

          a.     If the Initial Term of this Lease shall expire prior to the commencement of gaming operations, this Lease shall terminate and be of no further force and effect without any further Notice of action by Landlord; except,

                i.  That the Tenant shall forfeit the SIXTY THOUSAND DOLLARS ($60,000.00) Letter of Credit executed on the Signing Date; and,

               ii.  That the Tenant shall complete any development initiated prior to the Termination Date and deliver the Leased Premises to the Landlord free and clear of any liens or security interests incurred by the Tenant.

          b.     In the event that Tenant following application for a gaming license fails to obtain such license during the initial term, then this Lease shall terminate;

          c.     However, notwithstanding Subsection 4.5.1(a) and (b), the Initial Term may be extended by the mutual agreement of Landlord and Tenant, expressed in a written instrument signed by the authorized representatives of both parties.

          4.5.2    During the Primary and Renewal Terms.    At the option of Landlord, and notwithstanding any other provision of this Lease, following the first year of gaming operations this Lease shall terminate and be of no further force or effect if the Rent for any year of operations is less than ONE HUNDRED TWENTY THOUSAND DOLLARS AND NO CENTS ($120,000.00). Tenant may elect to pay the difference between the Rent and the sum of ONE HUNDRED TWENTY THOUSAND DOLLARS AND NO/CENTS ($120,000.00), upon payment of which the lease shall remain in full force and effect.

5.0    DEVELOPMENT AND CONSTRUCTION OF GAMING FACILITIES AND CASINO SUPPORT FACILITIES.

        5.1    Tenant's Obligation to Apply for Gaming Licenses.    Tenant agrees to make application to the State of Missouri for a Gaming License within thirty (30) days of the State's acceptance of applications for all Gaming Licenses for the operation of the following:

          a.     Any license required for the operation of a Small Riverboat Casino to be operated prior to operation of a Large Riverboat Casino or Dockside Barge Casino;

          b.     Any license required for the operation of a Large Riverboat Casino; and

          c.     Any license required for the operation of a Dockside Barge Casino.

          5.1.1    Tenant's Obligation to Comply with the State of Missouri Information Requests.    Tenant agrees to respond to any State information request within five Business Days.

          5.1.2    Tenant's Obligation to Comply with any Directive of the State of Missouri.    Tenant further agrees to comply with any directive from the State within sixty (60) days of such directive.

        5.2    Tenant's Obligation to Commence Gaming Operations on Riverboat Casinos.

          5.2.1    Tenant's Obligation to Commence Gaming Operations on a Small Riverboat Casino.    Tenant agrees to commence gaming operations within twelve (12) months of receipt of a license to conduct gaming operations on a Small Riverboat Casino, Large Riverboat Casino, or Dockside Barge Casino or other Gaming Facility. Tenant's failure to perform is subject to forfeiture of the letter of credit and termination of the Lease as set forth in Sections 3.2, 4.4.1, and 4.5.

          5.2.2    Tenant's Obligation to Commence Gaming Operations on a Large Riverboat Casino Subsequent to Commencement of Operations on a Small Riverboat Casino.    Tenant agrees to demonstrate substantial progress toward the purchase, construction or refitting of a Large Riverboat Casino within thirty (30) days of the State's rejection of Tenant's application for a Dockside Barge Casino or within thirty (30) days of receipt of a gaming license to conduct gaming on such riverboat. Tenant further agrees that:

            a.     If Tenant chooses to construct a new riverboat, Tenant agrees to complete construction of that riverboat within eighteen (18) months of receipt of Gaming License. Tenant's failure to perform is subject to the remedy defined in Section 5.3; or

            b.     If Tenant chooses to refit an existing riverboat, Tenant agrees to complete refitting within twelve (12) months of receipt of Gaming License. Tenant's failure to perform is subject to the remedy defined in Section 5.3.

          5.2.3    Tenant's Obligation to Commence Gaming Operations on a Dockside Barge Casino.    Tenant agrees to demonstrate substantial progress towards the construction of a Dockside Barge Casino within thirty (30) days of receipt of a Gaming License and consent under R.S.Mo. 572.100 Section 3(15) to conduct gaming on such barge. Tenant further agrees to complete construction of such barge within twelve (12) months of receipt of a Gaming License and consent. Tenant's failure to perform is subject to the remedy defined in Section 5.3.

        5.3    Remedy for Tenant's Failure to Operate a Large Riverboat Casino or Dockside Barge Casino.    Upon Tenant's failure to operate a Large Riverboat Casino or Dockside Barge Casino:

          a.     Tenant forfeits its exclusive right to operate gaming operations as defined in Section 32, Restrictions on Third Parties, herein and is obligated to pay four percent (4%) of all Gross Revenues from the operation of any Gaming Facility.

          b.     If, subsequently, Tenant decides to operate a Large Riverboat Casino or Dockside Barge Casino, the obligation to pay annual rent on Net Gaming Proceeds shall be decreased to two percent (2%) upon commencement of gaming operation.

        5.4    Tenant's Obligation to Develop Casino Support Facilities.

          5.4.1    Casino Support Facilities.    Tenant agrees that the Project shall include Casino Support Facilities. The existing concession building will be improved to meet existing city building codes within six (6) months of the date of licensing. If the structure is deemed not fit for the intended use by the Tenant, Tenant shall demolish the structure pursuant to city code with the consent of the City as Landlord.

          5.4.2    Tenant's Obligation to Submit Site Plan.    Tenant shall submit its Preliminary Site Plan to Landlord, with all essential material elements in place, in accordance with Phase One, as modified, of the St. Joseph Riverboat Partners' original written proposal to Landlord sixty (60) days from the Signing Date of this agreement for Landlord's review and written approval. The Preliminary Site Plan shall be incorporated into this Lease Agreement by this reference. Landlord shall have thirty (30) days from receipt to review and have City Council approve the Preliminary Site Plan. Construction may not begin until Notice of approval or expiration of the review period without action by Landlord. Such plans and specifications shall comply fully with all applicable building codes, laws, ordinances and regulations. Tenant shall design, construct and outfit all Gaming Facilities with all material and essential elements in accordance with this Lease Agreement and in compliance with the Law. Tenant shall submit a final site plan which shall be affixed to this Lease

  Agreement upon substantial completion of the Casino Support Facilities detailed in the Preliminary Site Plan. Landlord shall approve the final site plan if it meets all material and essential elements of the Preliminary Site Plan.

          5.4.3    Tenant's Obligation to Execute Construction Bond.    Prior to the Commencement of Development, Tenant shall cause to be executed a construction bond sufficient to meet the approximated cost of site improvements specified in the Preliminary Site Plan.

          5.4.4    Landlord Not Responsible for the Costs of Project Improvements.    Landlord shall not be responsible for the costs of development of any Gaming Facilities, Casino Support Facilities or any other Project Improvements.

        5.5    Tenant's Obligation to Complete Development of Casino Support Facilities.

          5.5.1    Parking Area One—Robidoux Landing.    Tenant shall Complete Development on or before six (6) months after plan approval by the appropriate governmental and non-governmental bodies.

          5.5.2    Parking Area Two—Weaver Tract.    Tenant shall Complete Development on or before twelve (12) months after plan approval by the appropriate governmental and non-governmental bodies.

          5.5.3    Pedestrian Access to Robidoux Landing.    Tenant shall Complete Development on or before twelve (12) months after plan approval by the appropriate governmental and non-governmental bodies.

          5.5.4    Vehicular Access to the Weaver Tract Parking Area.    Tenant shall Complete Development on or before twelve (12) months after plan approval by the appropriate governmental and non-governmental bodies.

          5.5.5    18,000 Square Foot Entertainment Center.    Tenant shall Complete Development on or before twenty-four (24) months after plan approval by the appropriate governmental and non-governmental bodies.

        5.6    Unavoidable Delay.    All completion dates attached to the landside developments described in Sections 5.5.1, 5.5.2, 5.5.3, 5.5.4 and 5.5.5, are subject to extension on account of Unavoidable Delay. Such extension shall be agreed to in writing, signed by the authorized representatives of both parties, the later of ninety (90) days prior to the appropriate completion dates or as soon as known to Tenant.

        5.7    Standards for Construction of Casino Support Facilities and Gaming Facilities.    Tenant shall design and construct the Casino Support Facilities substantially in accordance with its Preliminary Site Plan to the City and County (or as otherwise approved by Landlord) subject to the approval of Landlord, such approval not to be unreasonably withheld or delayed. Tenant shall pay, discharge or bond all Prohibited Liens arising from construction of the Casino Support Facilities, all in accordance with the provision of this Lease regarding Prohibited Liens. Tenant shall obtain and pay for all permits and approvals required by Law in order for Tenant to construct the Casino Support Facilities and Gaming Facilities, and approval by Landlord for purposes of this Lease shall not be deemed approval by any department or agency of the City as Governing Municipality charged with the enforcement of building codes or the issuance of building permits.

        5.8    Cooperation by Landlord.    Upon Tenant's request, Landlord shall, without cost when in conformance with law, promptly join in and execute any instruments, including, but not limited to, applications for building permits, demolition permits, alteration permits, appropriate consents, zoning, rezoning or use approvals, amendments and variances, easements, action on present encumbrances, and/or action on present liens (excluding Mortgages) against the Premises (Fee Estate and Leasehold Estate), and such other instrument as Tenant may from time to time request to enable Tenant from time to time to use, develop, improve, and construct improvements on the Premises in accordance with this Lease, provided each of the foregoing is in reasonable and customary form and does not cause the Fee Estate to be encumbered as security for any obligation and does not otherwise expose the Fee Estate to any material risk of forfeiture during the Term. It is agreed that the joinder by Landlord in any application filed by Tenant under the preceding sentence (a) shall not limit or otherwise affect the review of such application by the City of St. Joseph or any agency or department of the City of St. Joseph charged with responsibility for such review, and (b) shall not imply or guarantee that such application will be approved by the City of St. Joseph, or its agencies or departments, acting in their public or police power capacity. Tenant shall reimburse Landlord's reasonable attorneys' fees incurred by Landlord in performing under this paragraph. Landlord agrees not to oppose or object to any applications filed by Tenant with any Government in connection with the development, operation or alteration of any improvements located on the Premises, except for Landlord review and approval rights set forth in this Lease Agreement.

          5.8.1    Tenant Not Released from Payment of Any Fees.    No provision of this Lease Agreement shall be construed to release Tenant from payment of generally applicable City or County fees attributable to the development of Gaming Facilities and Casino Support Facilities. Tenant shall pay all income taxes, sales taxes, use taxes, property taxes, or any other tax or fee now or hereafter lawfully levied by Landlords or by any political subdivision; however no other license tax, permit tax, occupation tax, excursion fee or taxes or fees shall be imposed, levied or assessed exclusively upon Tenant by reason of its development and operation of Gaming Facilities or Casino Support Facilities.

          5.8.2    City and County as Landlord.    No provision of this Lease Agreement shall exempt Tenant from compliance with the generally applicable regulatory procedures of the City as a Municipality and the County as a government entity.

        5.9    Title to Personal Property.    Notwithstanding anything to the contrary in this Lease, all personal property located in, on or at the Premises or otherwise constituting part of the Premises shall, at all times during the Term only, be owned by, and shall belong to, Tenant. Tenant shall have title to the foregoing throughout the Term. All the benefits and burdens of ownership of the foregoing shall be and remain in Tenant only during the Term.

        5.10    Equipment Liens.    If at any time, or from time to time, Tenant desires to enter into or grant any Equipment Liens, then upon Tenant's request, Landlord shall enter into such customary documentation with respect to the property leased or otherwise financed pursuant to such Equipment Liens as Tenant shall request, providing for matters such as the following: (a) Landlord's waiver of the right to take possession of such property upon occurrence of an Event of Default; and (b) customary agreements by Landlord to enable secured party to repossess such property in the event of a Default by Tenant permitting such secured party to exercise remedies under its Equipment Lien.

        5.11    Gaming Facilities.    Notwithstanding anything in this Lease to the contrary, the Gaming Facilities shall at all times during and after the Term be (i) owned by and shall belong to Tenant or (ii) leased by Tenant. At no time shall a Gaming Facility be considered property of the Landlord and the Landlord shall have no right, title or interest, including any lessor's lien, in the Gaming Facility. All benefits and burdens or ownership of any Gaming Facility (except for Landlord's right to a percentage of the revenues generated by the Gaming Facility pursuant to Section 6.0, Rent) shall be, and remain, with the Tenant. Tenant shall have the unrestricted right to obtain financing by granting lenders a mortgage or securing interest in the Gaming Facility; the equipment and supplies located on the Gaming Facility and the income and revenues generated by the Gaming Facility, except any interest in such income and revenue, shall be subject to Landlord's right to receive Rent.

        5.12    Off-Site Improvements—Tenant's Guaranty.    The parties agree that it will be necessary for Landlord to make certain improvements to the public streets, lighting, landscaping, and signage serving the Premises and that these costs should not exceed FOUR HUNDRED THOUSAND DOLLARS AND NO/CENTS ($400,000.00). Tenant agrees to pay the City in advance for the costs of the engineering for the above improvements within twenty (20) working days of being billed for this expense. Thereafter, funds paid as the Per Customer portion of the Rent by Tenant to Landlord pursuant to Section 2.44(b) shall be applied toward the cost of such improvements. In the event that the funds generated by such rental payments and the cost of the engineering for the improvements combined equal less than FOUR HUNDRED THOUSAND DOLLARS AND NO/CENTS ($400,000.00) on April 1, 1994, then Tenant will agree to buy a sum of city public debt in an amount that, when added to the engineering cost and the rental payments paid as of April 1, 1994, would equal FOUR HUNDRED THOUSAND DOLLARS AND NO/CENTS ($400,000.00). Independent counsel selected by Landlord shall certify in writing that such City public debt is a valid and outstanding legal obligation of the City. Any public debt purchased by the Tenant would be repaid by the Landlord out of future rents received from the Per Customer portion of the Rent, Section 2.44(b), until such time as the same is retired, unless such Rent is no longer collected, in which case Landlord shall not be obligated to make any further payments. Subsequent to the retirement of any public debt issued under this Section, Landlord shall retain all amounts of Rent to address social and infrastructure needs raised by Tenant's operations. In lieu of the purchase of City public debt, Tenant may deposit a cash sum in the amount required hereunder in an escrow account in a financial institution selected by Landlord and Tenant and the funds so deposited shall be paid therefrom as the expenses of such improvements are incurred. If an escrow agreement or arrangement is entered as a result of this Section, such escrow agreement or arrangement shall include a provision that after April 1st, 1994, the escrow agent shall deliver that amount of money to be expended for improvements as designated by Landlord without consent of Tenant. Tenant shall be responsible for all expenses of the escrow proceedings. All such funds escrowed for this purpose shall be considered an up-front payment of the Per Customer portion of the Rent, Section 2.44 (b), and shall be credited toward payment of such Rent. Any interest accruing to the funds deposited in said escrow account shall belong solely to Tenant. Deposit of a cash sum in lieu of purchasing City public debt shall be solely at the option of Tenant.

6.0    RENT

        6.1    Rent.    Throughout the Term, Tenant shall pay Landlord, without Notice or demand, in lawful money of the United States of America at the office of Landlord, or at such other place as Landlord shall designate within the State of Missouri, a net annual rental as follows:

          6.1.1    Initial Term.    During the Initial Term Tenant shall pay no amounts other than the forfeiture of the letter of credit.

          6.1.2    Primary and Renewal Terms.    Beginning on the Commencement of Gaming Operations Date, and continuing through the remainder of the Primary and Renewal Terms, Tenant shall pay Rent on a monthly basis.

        6.2    "Additional Rent"—In addition to all other Rent, Tenant shall pay TEN THOUSAND DOLLARS AND NO/CENTS ($10, 000.00) per Fiscal Month for every month of the Primary and Renewal Terms subsequent to the Commencement of Gaming Operations Date during which gaming operations take place less than five (5) days fewer than the number of days during that Fiscal Month.

          6.2.1    Rent Abatement.    Rent as herein set out shall be abated and Tenant shall not be liable therefor upon the occurrence of any of the events described in Section 16, Damage or Destruction.

        6.3    Annual Payment for the Right of First Refusal to Develop Additional Land to the North of the Leased Premises.    Tenant shall pay TEN THOUSAND DOLLARS AND NO/CENTS ($10,000.00) per year, one-half to the City as Landlord and one-half to the County as Landlord, beginning twelve (12) months from the date Tenant receives a Gaming License and continuing annually at Tenant's option for the right of first refusal to develop the land described in Exhibit B.

        6.4    Monthly Payments of Rent.    Tenant shall pay Rent, including Rent due in the Primary Term and Renewal Term in monthly installments on or before the twentieth (20th) day of each Fiscal Month.

        6.5    Means of Payment.    Tenant shall pay all Rent payable to Landlord by any of the following means as mutually agreed upon by Tenant and Landlord: (a) good and sufficient check (subject to collection) delivered to Landlord, (b) cashier's check or (c) wire transfer to Landlord's bank account, which Landlord shall identify to Tenant upon request (and Landlord shall have the right to change from time to time by at least thirty (30) days Notice to Tenant).

        6.6    Reporting.    Tenant shall deliver to Landlord Tenant's Monthly Statement within twenty (20) days after the end of each Fiscal Month after the Commencement of Gaming Operations Date.

        6.7    Accounting Records.    Tenant shall maintain (at the premises or at a central accounting location identified to Landlord upon request) account records and procedures complying with Accounting Principles to enable Landlord to calculate any Annual Rent due under this Lease. Tenant shall maintain at all times, and records thereof made available for audit, accurate counts of customers entering the Gaming Facilities, including an accurate count of all complimentary or free admissions. Tenant shall preserve Tenant's books and records relating to each Fiscal Year for at least three years after the end of such Fiscal Year. If, at the conclusion of such three-year period, a dispute is pending between Landlord and Tenant regarding the amount of Adjusted Gross Revenue, the Tenant shall continue to preserve such records pending the final disposition of such dispute.

        6.8    Annual Audit Procedures.    Within one-hundred and eighty (180) days after the end of the fiscal year, Tenant, at Tenant's expense, shall cause a certified public accountant, mutually agreed upon by Tenant and Landlord, which CPA shall be licensed in Missouri and a member of AICPA, to audit Tenant's (and/or Subtenant's, licensee's or concessionaire's) books and records relevant to the calculation of Rents and other payments or reports by Tenant during the preceding Fiscal Year. Landlord hereby approves Ernst and Young as such certified public accountant as long as such entity is licensed in Missouri and is a member of the AICPA. In connection with such audit, Tenant shall provide to the auditor and to Landlord copies of all financial reports and tax returns furnished to the State of Missouri in connection with the determination of Tenant's taxable gaming revenue. Further, Landlord shall have the right to conduct a special audit of the books and records of Tenant with respect to all Rents or other payments provided for in this Lease at any time upon reasonable Notice. Any audit or special audit shall be performed in accordance with generally accepted auditing standards during ordinary business hours and without unreasonably interfering with Tenant's business. If any such audit reveals that Net Gaming Proceeds or other Rent was understated, then within thirty (30) days after receipt of such audit, with appropriate backup documentation, Tenant shall pay the net additional Rent due on account of the audit corrections. If any audit reveals that Adjusted Gross Revenue or other Rent was overstated, the Tenant shall be entitled to a credit against the next payment(s) of Rent under this Lease in an amount equal to the previous overpayment revealed by the audit corrections. Any adjusting payment on account of previous underpayment shall bear interest at the Prime Rate from the date it would have been paid, had Tenant's Annual Statement been correct, until the date actually paid or credited. If Rent was understated by more that three percent (3%) then Tenant shall pay the reasonable cost of any special audit disclosing such understatements; otherwise such special audit shall be conducted at Landlord expense.

        6.9    Confidentiality.    To the extent permitted by Law, Landlord shall preserve the confidentiality of all information obtained by Landlord relating to Tenant's Adjusted Gross Revenue and financial statements, except in any litigation or arbitration proceedings between the parties.

        6.10    No Allocation to Personal Property.    None of the Rent provided for under this Lease is allocable to any personal property included in the Premises.

7.0    ADDITIONAL PAYMENTS BY TENANT; TAXES

        7.1    Landlord's Net Return.    The parties intend that this Lease shall constitute a "net lease," so that the Rent shall provide Landlord with a "net" return for the Term, free from any expenses or charges with respect to the Premises, except as specifically provided in this Lease. Accordingly, Tenant shall pay as Rent and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, each and every item of expense, of every kind and nature whatsoever, related to or arising from the Premises, or by reason of or in any manner connected with or arising from the development, leasing, operation, management, maintenance, repair, use or occupancy of the Premises or any portion of the Premises, including the costs of issuance of any City public debt provided for in Section 5.12, but excluding any condition in existence prior to the Signing Date. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to pay any of the following incurred by Landlord: (a) principal, interest, or other charges payable under any Fee Mortgage; (b) depreciation, amortization, brokerage commissions, financing or refinancing costs, management fees or leasing expenses incurred by Landlord with respect to the Fee Estate or the Premises; (c) consulting, overhead, travel, legal, staff and other similar costs incidental to Landlord's ownership of the Premises, other than reasonable attorneys' fees incurred by Landlord and payable by Tenant pursuant to express provisions of this Lease; (d) any costs arising from or pursuant to any instrument or agreement affecting the Premises that is not a Permitted Exception and to which Landlord is a party and Tenant is not a party; and (e) any cost or expense arising directly or indirectly from any conditions existing on, at or with respect to the Premises, including environmental problems and violations of Law or regulations, whether known or unknown to Tenant, before the Signing Date; and (f) any sales or other taxes assessed and levied against Landlord's receipt of Rent hereunder (except where such taxes are imposed, in whole or in part, in lieu of or in substitution for, real estate taxes, in which event same shall be paid by Tenant.)

        7.2    Taxes.    For any period within the Term (with daily proration for periods partially within the Term and partially outside the Term), and subject to Section 13, Parties' Obligation to Hold Harmless; Liability of Landlord, Tenant shall pay and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, all Taxes. Tenant shall also pay all interest and penalties assessed by any Government on account of late payment of any Tax, unless such late payment was caused by Landlord's failure to remit an Imposition (paid to Landlord by Tenant) in accordance with Tenant's reasonable instructions or Landlord's failure to promptly forward Tenant a copy of a tax bill received by Landlord, in which case Landlord shall pay such interest and penalties.

        7.3    Utilities.    Tenant shall pay all fuel, gas, light, power, water, sewage, garbage, disposal, telephone and other utility charges and the expenses of access, installation, maintenance, use and service in connection with the foregoing relating to the Premises, the Casino Support Facilities or the Gaming Facilities during the term of the Lease.

8.0    USE

        8.1    Permitted Uses.    Tenant may use the Premises for any lawful purpose, provided, however, that Tenant may not construct additional improvements or structures beyond the Casino Support Facilities approved by Landlord without the prior written consent and approval of Landlord. Such review shall be completed by Landlord within thirty (30) days from receipt of the plans and specifications for such improvements. In the event such Additional Development is for the purpose of development of sources of revenue or profit centers not directly related to the operation of the Gaming Facilities and Casino Support Facilities, as originally contemplated in this Lease, such Additional Development shall not be permitted unless and until the Tenant and Landlord have agreed to a fair and reasonable increase in Rent or compensation to cover the new revenue sources to be developed. This provision applies only to the Leased Premises.

        8.2    Gaming Facility Removal or Substitution.    Notwithstanding anything herein to the contrary, Landlord shall have no right, title or interest in a Gaming Facility; provided, however, that Tenant represents and warrants to Landlord that it will not remove any Gaming Facility or Casino Support Facility from the Premises prior to the lawful termination of this Lease, except as provided in Section 4.4.2. Tenant at anytime may substitute a different, but equal in number of gaming positions, Gaming Facility for an original Gaming Facility constructed for the Casino Support Facilities.

        8.3    Public Access to the Premises.    Tenant agrees that no provision contained in this Lease Agreement shall deny reasonable access of the general public to the common areas of the Premises of any day so that the public may enjoy the riverfront atmosphere; said access shall not interfere with Tenant's primary business operations; nor shall Tenant charge any parking fee. Tenant further agrees that the common areas of the Premises shall remain accessible on any day during which a City or County sponsored event is scheduled. The term "common areas" includes any parking area, any walking or hiking trails, any portion of the shoreline, green space and any other area of the Premises for which no admission fee is charged by Tenant. This provision applies only to the Leased Premises.

        8.4    Provision for Green Space.    Tenant agrees to provide an area considered green space on the Robidoux Landing portion of the Leased Premises. For purposes of this Lease, green space shall be defined as an area of grass and natural vegetation maintained in a park like setting. As a minimum, Tenant agrees the area defined by the existing western boundary of the right of way for Interstate 229 on the east, the existing dock and landing development on the north, the Missouri River on the west, and the current Robidoux Landing boundary on the south, shall be kept as green space. Such green space shall appear on the site survey in Exhibit A and in the preliminary and final site plans. The Tenant shall be responsible for all routine maintenance associated with the green space unless Tenant and Landlord mutually agree to other written arrangements. It is the intention of both Landlord and Tenant that this green space be utilized for the public enjoyment of the river shoreline and that access by the general public to the green space shall not be unreasonably denied.

9.0    MARKS AND PUBLICITY

        9.1    Exclusive Ownership of Marks.    Landlord acknowledges and recognizes the exclusive rights of Tenant to Tenant's name and system and all other service marks, trademarks, copyrights, logos, registrations and patents used in connection with Tenant's casinos, riverboat casinos and casino hotels (collectively, the "Mark"). Provided that the above shall not apply to any marks, trademarks, copyrights, or logos that are currently in existence and commonly used by Landlord or any of the above mentioned that are indigenous or unique to the City of St. Joseph, including, but not limited to, the Pony Express rider and Jesse James. Landlord acknowledges that the Marks are the exclusive property of Tenant. Landlord disclaims any right, title or interest in or to any of the Marks by operation of this Lease or in the event of its termination or cancellation. Tenant shall have the sole right and (to the extent it determines appropriate) responsibility to institute and prosecute all disputes with third parities concerning use of Tenant's name or any other Mark.

        9.2    References to Marks.    Landlord shall not use any Mark in any way or for any purpose (including the sale of securities or in connection with any other financing) without Tenant's prior oral or written consent. Landlord shall not use Tenant's name or any other Mark, or any combination or variation of any of them, in the name of any partnership, corporation or other entity.

        9.3    Effect of Lease Termination.    Landlord acknowledges and agrees that in the event of any termination or cancellation of this Lease (including on account of an uncured Default by Tenant): (a) Tenant shall not be under any obligation, express or implied, to issue a license to Landlord or any subsequent operator of the Casino Support Facilities or Gaming Facilities permitting the operation of the Casino Support Facilities or Gaming Facilities using Tenant's name; (b) Landlord shall not operate the Casino Support Facilities or Gaming Facilities using Tenant's name or use Tenant's Mark in association with the improvement located at the Premises; and (c) Tenant shall have the right to enter the Casino Support Facilities or Gaming Facilities and may remove all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics that in any way use, or are now hereafter connected with, the name of Tenant or any other Mark.

        9.4    Publicity.    Landlord agrees not to announce or refer to the Casino Support Facilities or the Gaming Facilities orally or in writing, with use of Tenant's name or any other Mark, in significant written public communications such as any advertisements, prospectuses or other marketing communications of any kind without Tenant's prior oral or written consent.

10.0    LAWS

        10.1    Compliance with Law.    During the Term, Tenant shall, at its own expense, observe and comply with all Laws affecting the Premises if Tenant's failure to comply will or may subject Landlord to any civil or criminal liability. If Tenant's failure to do so will or may subject Landlord to any civil or criminal liability, then Tenant shall procure every permit, license, certificate or other authorization required in connection with the lawful and proper maintenance, operation, use and occupancy of the Premises or required in connection with any improvements erected on the Premises and comply with all such permits, licensees, certificates and other authorizations. Notwithstanding the foregoing, Tenant shall have the right to contest any such Laws in accordance with this Lease. Maintenance and repair of improvement existing on the Premises at the Signing Date shall be governed by the applicable provision of this Lease under "Maintenance and Alterations". Tenant shall make any Mandated Alterations required by Law arising during the Term, subject to the terms of the paragraph below entitled "Mandated Alterations".

        10.2    Mandated Alterations.    If (a) any Government requires a Mandated Alteration; (b) Tenant determines that the performance of such Mandated Alteration would render the operation of the Casino Support Facilities or Gaming Facilities Uneconomic; and (c) thirty (30) days after Notice from Tenant to such effect, Landlord has not agreed to complete the Mandated Alterations at Landlord's expense in compliance with all applicable Laws, provided that nothing in this Lease shall be deemed to require Landlord to complete any Mandated Alteration including Mandated Alterations to Tenant's personal property or alterations to improvements on Premises completed by Tenant, then notwithstanding anything to the contrary in this Lease, Tenant shall be entitled to terminate this Lease and all obligations shall cease upon the Termination Date.

11.0    MAINTENANCE AND ALTERATIONS

        11.1    Obligation to Maintain.    During the Term, Tenant shall keep and maintain the Premises in good order, condition, and repair, subject to Casualty (governed by the separate applicable provisions of this Lease) reasonable wear and tear, and any other condition that Tenant is not required to repair pursuant to this Lease.

        11.2    Tenant's Right to Perform Alterations.    At Tenant's sole cost and expense, Tenant shall be entitled but not required to make, and from time to time alter, modify or reconstruct, any improvements, repairs or alteration to the Premises without Landlord's consent (except to the extent, if any, expressly provided otherwise in this lease and except that Landlord has the right to consent to and approve the plans and specifications to such alterations as discussed below), and that Tenant shall consider necessary or appropriate. Tenant shall perform all construction work in connection with any improvement, repair or alteration to the Premises in substantial compliance with applicable law. Plans and specifications for all material alterations or reconstructions shall be submitted to Landlord at least thirty (30) days prior to commencement of work. Such work will be subject to Landlord's consent and approval, such consent and approval to be given or denied within thirty (30) days from receipt of the plans and specifications for such improvements, such submission to be in accordance with Section 5.4.2, Tenant's Obligation to Submit Site Plan. Construction shall not commence until Landlord's approval is received by Tenant or the review period expires, in accordance with such Section.

        11.3    Plans and Specifications.    To the extent that Tenant makes or permits to be made any improvements, repairs or alterations to the Premises (including initial construction of the Casino Support Facilities) not requiring Landlord's approval, and Tenant obtains plans and specifications or surveys (including working plans and specifications and "as-built" plans and specifications and surveys) for such improvements, repairs or alteration, Tenant shall promptly provide Landlord with a true and complete copy of such plans and specification(s) or survey(s), subject to the terms of any agreement between Tenant and the applicable outside architect, engineer or surveyor. (Tenant shall exercise reasonable efforts to cause its agreements with such outside professionals to permit the deliveries described in this paragraph). Plans and specifications and surveys delivered by Tenant to Landlord shall be for Landlord's information only except to the extent, if any, otherwise expressly provided in this Lease.

        11.4    Excavations.    If an excavation shall be made upon land adjacent to the Premises and owned by Landlord or shall be authorized to be made thereon, at Tenant's election, Tenant shall either: (a) afford to the person causing or authorized to cause such excavation, a license to enter the Premises, in accordance with Tenant's reasonable instructions, to perform such work as such person shall reasonably deem necessary or desirable and as Tenant shall reasonably approve to preserve and protect the Premises from injury or damage and to support the same by proper foundations, or (b) perform or cause to be performed, without cost or expense to Landlord, work of the nature described in clause "a" to the extent reasonably necessary under the circumstances. Tenant shall not, by reason of any excavations or work described in this paragraph, have any claim against Landlord in its capacity as Landlord under this Lease for damages or for indemnity or for suspension, diminution, abatement or reduction of any Rent.

        11.5    Existing Improvements.    Nothing in this Lease shall be construed to require Tenant to correct or remedy any noncompliance with Law affecting any improvements existing at the Premises on the Signing Date.

        11.6    Demolition.    Tenant shall pay the cost incurred in the demolition or removal of all existing improvements, removal of which is necessary for construction of the Casino Support Facilities. To the extent that any Government specifically requires the performance of any work or demolition to prevent any improvement not removed by Tenant, if any, from constituting a hazard, Tenants shall perform such work or demolition.

12.0    PROHIBITED LIENS

        12.1    Tenant's Covenant.    Tenant shall not suffer or permit any Prohibited Lien to be filed. If a Prohibited Lien is filed then Tenant shall, within thirty days after receiving Notice of such filing (but in any case within fifteen (15) days after receipt of Notice commencement of foreclosure proceedings), commence and then prosecute appropriate action to cause such Prohibited Lien to be paid, discharged or bonded. Nothing in this Lease shall be construed to restrict Tenant's right to contest the validity of any Prohibited Lien and to pursue Tenant's position to a final judicial determination.

        12.2    Protection for Landlord.    Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or material shall attach to or affect the Fee Estate. Nothing in this Lease shall be deemed or construed in any way to constitute Landlord's consent or request, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer, equipment or material suppliers for the performance of any labor or the furnishing of any materials or equipment for any improvement, alteration or repair of, or to, the Premises, or any part of the Premises, nor as giving Tenant any right, power or authority to contract for, or permit the rendering of, any services, or the furnishing of any material that would give rise to the filing of any liens against the Fee Estate. Tenant shall indemnify Landlord against any work performed on the Premises for or by Tenant.

13.0    PARTIES' OBLIGATION TO HOLD HARMLESS; LIABILITY OF LANDLORD

        13.1    Mutual Hold Harmless Obligation.    Landlord and Tenant shall each Hold Harmless the other as to third parties against: (a) any wrongful act, wrongful omission or negligence of the other (or, in the case of Tenant, that of any of Tenant's Subtenants) or its or their partners, directors, officers, or employees, or their equivalent; and (b) any breach or Default by the other under this Lease. In addition to, and without limiting the generality of the foregoing Hold Harmless agreement, Tenant shall Hold Harmless Landlord against all the following matters (except to the extent any claim arises from any wrongful act, wrongful omission or negligence of Landlord): (i) the conduct, management or occupancy of or from any work or activity performed in and on the Premises, the Casino Support Facilities and the Gaming Facilities during the Term; (ii) the condition of the Premises, the Casino Support Facilities, the Gaming Facilities, or any other improvement located on the Premises; (iii) any accident, injury or damage whatsoever caused to any person occurring during the Term, in or on the Premises, the Casino Support Facilities, or the Gaming Facilities, or any other improvements located on the Premises. Furthermore, Tenant agrees to pay, and to Hold Harmless Landlord against reasonable legal costs, including reasonable attorneys' fees and disbursements, incurred by Landlord in obtaining possession of the Premises if Tenant fails to surrender possession upon the expiration or earlier termination of the Term. Notwithstanding anything to the contrary in this Lease, neither party shall be required to Hold Harmless the other party from or against such other party's intentional acts or omissions or negligence, and Tenant shall not be required to Hold Harmless Landlord from or against any condition that existed on or at the Premises at or before the Signing Date. Landlord shall Hold Harmless Tenant on account of the environmental condition of the Premises existing immediately prior to the Signing Date, whether such condition is known or unknown on the Signing Date to the parties hereto. Tenant shall Hold Harmless Landlord on account of the environmental condition of Premises during the term of this Lease, whether such condition is known or unknown during the term of this Lease to parties hereto. The terms of this provision shall survive the termination or expiration of this Lease.

        13.2    Liability of Landlord.

          a.     Tenant is and shall be in exclusive control and possession of the Premises, the Casino Support Facilities and the Gaming Facilities during the Term as provided in this Lease. Subject to Sections 13.1 and 13.2(b), Landlord shall not be liable for any injury or damage to any property or to any person occurring on or about the Premises, the Casino Support Facilities or the Gaming Facilities. Furthermore, subject to Sections 13.1 and 13.2(b), Landlord shall not be liable for any injury or damage to any property of Tenant, or of any other person, during the Term. The provisions of this Lease permitting Landlord to enter and inspect the Premises are intended to allow Landlord to be informed as to whether Tenant is complying with the agreements, terms, covenants and conditions of this Lease, and to the extent permitted by this Lease, to perform such acts required by this Lease as Tenant shall fail to perform. Such provisions shall not be construed to impose upon Landlord any liability to third parties, but nothing in this Lease shall be construed to exculpate, relieve or Hold Harmless Landlord from or against any liability of Landlord to third parties existing at or before the Signing Date, or arising from facts or circumstances in existence at or before the Signing Date, in respect of which Landlord shall Hold Harmless Tenant.

          b.     Landlord shall hold harmless Tenant for any claim arising from any wrongful act or omission or negligence of Landlord arising out of the use of the Common Areas by the general public and particularly for any such acts, omissions and negligence of Landlord occurring during any event or promotion sponsored by Landlord or in which Landlord shall have control of any part of the Leased Premises.

        13.3    Hold Harmless Procedures.    Wherever this Lease requires one party to Hold Harmless the other, the following procedures and requirements shall apply:

          13.3.1    Prompt Notice.    The party to be held harmless shall give the other party Notice of any claim within forty-eight (48) hours of the existence of such claim. To the extent, and only to the extent, that both (a) Notice is not given within forty-eight (48) hours of the existence of any claim and (b) the party required to Hold Harmless is thereby prejudiced, the party required to Hold Harmless shall be relieved of its Hold Harmless obligations under this Lease.

          13.3.2    Selection of Counsel.    The party required to Hold Harmless shall be entitled to select counsel (reasonably acceptable to the other party, but counsel of the insurance carrier of the party required to Hold Harmless shall be deemed satisfactory). Notwithstanding anything to the contrary in the preceding sentence, if the Tenant is the party to be held harmless then: (a) the Tenant shall be entitled to approve the Landlord's choice of counsel or select the Tenant's own counsel and be represented by such counsel; and (b) if the Tenant selects its own counsel, then such counsel shall consult with (but not be controlled by) the Landlord's counsel and the Landlord and the Tenant shall each pay fifty percent (50%) of the reasonable attorneys' fees of the Tenant's counsel.

          13.3.3    Settlement.    The party required to Hold Harmless the other may, with the consent of the other party, not to be unreasonably withheld, settle the claim, except that no consent by the party to be held harmless shall be required as to any settlement by which (a) the party required to Hold Harmless procures (by payment, settlement, or otherwise) a release of the other party pursuant to which that party is not required to make any payment whatsoever to the third party making the claim, (b) neither the party to be held harmless nor the party required to Hold Harmless acting on behalf of the party to be held harmless make any admission of liability, and (c) the continued effectiveness of the Lease is not jeopardized in any way.

14.0    RIGHT OF CONTEST

        Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to contest, at its sole expense, by appropriate legal proceedings diligently conducted in good faith, the amount or validity of any Tax or Fee imposed by Law; or Prohibited Lien; the valuation, assessment or reassessment (whether proposed or final) of the Premises for purposes of real estate taxes; the validity of any Law or the application of any Law to the Premises; or the validity or merit of any claim against which Tenant is required to Indemnify Landlord under this Lease. Tenant may defer payment of the contested Tax or Fee or compliance with the contested Law or performance of any other contested obligation pending the outcome of such contest, provided that such deferral does not subject the Premises to any material risk of imminent forfeiture or subject Landlord to any material risk of criminal liability. Landlord shall not be required to join in any such contest or proceeding unless a Law shall require that such proceedings be brought in the name of the Landlord or owner of the Fee Estate. In such case, Landlord shall cooperate with Tenant so as to permit such proceeding to be brought in Landlord's name. Tenant shall pay all reasonable costs and expense (including reasonable attorneys' fees) incident to such proceedings. Tenant shall Hold Harmless Landlord against such contest. Tenant shall be entitled to any refund of any Tax or Fee (and penalties and interest paid by Tenant) based upon Tenant's prior overpayment of such Tax or Fee. Upon termination of Tenant's contest of a Tax or Fee, Tenant shall pay the amount of such Imposition (if any) as has been finally determined in such proceedings to be due, together with any costs, interest, penalties or other liabilities in connection with such Tax or Fee. Upon final determination of Tenant's contest of law, Tenant shall comply with such final determination. Nothing shall prevent the City or County as a governmental unit the right to intervene in matters involving a Tax or a Fee levied or collected by the City or County as a governmental unit.

15.0    INSURANCE

        15.1    Tenant to Insure.    Tenant shall, at Tenant's sole cost and expense, during the Term, maintain the following insurance (or its then reasonably available equivalent):

          15.1.1    Casualty.    Casualty insurance providing coverage for the Premises and all equipment, fixtures, and machinery at or in the Premises, against loss, damage, and destruction by fire and other hazards encompassed under broad form coverage as may be customary for like property (but Tenant shall in no event be required to maintain earthquake or war risk insurance) from time to time during the Term, in an amount not less than eighty percent (80%) of the actual cash insurable value of the insurable buildings, structure, improvements and equipment (excluding excavations and foundations) located at the Premises, but in any event sufficient to avoid co-insurance in the event of a partial loss. To the extent customary for like properties at the time, such insurance shall include coverage for explosion of steam and pressure boilers and similar apparatus located at the Premises and an endorsement covering demolition and cost of debris removal.

          15.1.2    Liability.    General public liability insurance against claims for personal injury, death or property damage occurring upon, in, or about the Premises of the Tenant, and adjoining streets as passageways. The coverage under all such liability insurance shall be at least TWENTY FIVE MILLION DOLLARS ($25,000,000.00) in regard to any one occurrence for injury or death to persons or property damage. Landlord shall be entitled from time to time, upon one-hundred and eighty (180) days Notice to Tenant, to increase the dollar limits set forth in this paragraph, subject to the following limitations, which shall be cumulative: (a) such increased limits shall never exceed the limits initially set forth plus an increase proportionate to the increase in the Consumer Price Index from the Signing Date and to the date of the adjustment, founded to the nearest million dollars; and (b) Landlord shall not be entitled to increase such limits more frequently than once every five years unless evidence exists that such insurance is inadequate based upon such items as growth of project, in which case Tenant agrees to enter into good faith negotiations in regard to increase of same.

          15.1.3    Workers' Compensation.    Workers' compensation insurance covering all persons employed by Tenant in connection with the construction, alteration, repair or operation of the Premises. Tenant shall require all contractors, sub-contractors and assigns to provide workers' compensation insurance for all employees with respect to whom any claim could be asserted against Landlord or the Fee Estate.

          15.1.4    Construction Period.    For the period from Tenant's Receipt of Gaming Licenses through Completion of the Casino Support Facilities, Tenant shall also provide customary contractor's liability insurance having a limit of not less than TEN MILLION DOLLARS ($10,000,000.00) (and, if the contractor is undertaking foundation, excavation or demolition work, an endorsement stating that such operations are covered and that the "XCU Exclusions" have been deleted); and (b) Builder's Risk Insurance (having such scope of coverage as may be customary for like construction projects in the City and County at the time) written on a completed value non-reporting basis (with an endorsement stating that "permission is granted to complete and occupy").

          15.1.5    Other.    Such other insurance as Tenant determines appropriate in the exercise of Tenant's reasonable business judgment.

        15.2    Nature of Insurance Program.

          15.2.1    Additional Insureds.    To the extent consistent with ordinary insurance practices, liability insurance policies shall name as additional insured Landlord and Fee Mortgagees.

          15.2.2    Primary Coverage.    All polices shall be written as primary policies not contributing with or in excess of any coverage that Landlord may carry.

          15.2.3    Tenant's Acts or Omissions.    Each policy shall include, if available without additional cost, a provision that any act or omission of Tenant shall not prejudice any party's rights (other than Tenant's) under such insurance coverage.

          15.2.4    Contractual Liability.    Policies of liability insurance shall contain contractual liability coverage, relating to Tenant's Hold Harmless obligations under this Lease.

          15.2.5    Insurance Carrier Standards.    Each insurance carrier shall be authorized to do business in the State and each domestic insurer shall have a "Best's" rating of at least AA. Unrated international insurance carries may be utilized by Tenant only with the prior approval of Landlord, which approval shall not be unreasonably withheld; provided that the Lloyd's of London Association is approved by the Landlord.

          15.2.6    Notice to Landlord.    All policies of insurance shall provide by their express terms for thirty (30) days' prior Notice of any cancellation to Landlord.

        15.3    Deliveries to Landlord.    Upon Notice to such effect by Landlord, Tenant shall deliver to Landlord policies or certificates or certified copies of the insurance policies required by this Lease, endorsed "Paid" or accompanied by other evidence that the premiums of such policies have been paid, at least ten (10) days before expiration of any then current policy.

        15.4    Blanket and Umbrella Policies.    Tenant may provide any insurance required by this Lease pursuant to a "blanket" or "umbrella" insurance policy, provided that (a) such policy or a certificate of such policy shall specify the amount(s) of the total insurance allocated to the Premises, which amount(s) shall not be subject to reduction on account of claims made with respect to the other properties and (b) such policy otherwise complies with this Lease.

        15.5    Waiver of Certain Claims.    To the extent that Landlord or Tenant purchases any hazard insurance relating to the Premises, the party purchasing such insurance shall attempt to cause the insurance carriers to agree to a Waiver of Subrogation. If any insurance policy cannot be obtained with a Waiver of Subrogation, or a Waiver of Subrogation is obtainable only by the payment of an additional premium, then the party undertaking to obtain the insurance shall give Notice of such fact to the other party. The other party shall then have ten (10) Business Days after receipt of such Notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will issue the insurance with a Waiver of Subrogation at no additional costs, to agree to pay the additional premium if such a policy can be obtained only at additional cost. To the extent that the parties actually obtain insurance with a Waiver of Subrogation, the parties release each other, and their respective authorized representatives, from any claims for damage to any person or the Premises that are caused by or result from risks insured against under such insurance policies; but only to the extent of the available insurance proceeds.

        15.6    No Representation of Adequate Coverage.    Neither party shall make any representation, or shall be deemed to have made any representation, that the limits, scope, or form of insurance coverage specified in this Section are adequate or sufficient.

16.0    DAMAGE OR DESTRUCTION

        16.1    Notice of Casualty; Notice of Termination; Restoration and Abatement of Rent.

          a.     In the event that Tenant shall be prevented from operating the Gaming Facilities and Casino Support Facilities by reason of: labor disputes, sabotage, governmental action, regulations or control, fire, casualty other than fire, and/or fluctuations in the river, any of which substantially impair the operation of Tenant's facilities, including the Gaming Facilities, or through acts of God, or if Tenant's operation shall be substantially terminated or impaired by reason of a Condemnation of any type, Tenant shall give notice to Landlord within forty-eight (48) hours of such occurrence.

          b.     Within thirty (30) days of giving such Notice of Casualty, Tenant shall, at his election, either:

                i.  Give Notice of termination effective on the date such Notice is given. If Tenant elects "i", then City as Landlord shall have the right, by Notice to Tenant within ten (10) Business Days after receipt of Tenant's Notice of termination, to require Tenant to cause the remaining structures to be demolished and the debris removed at the option of City as Landlord so that the Premises are returned to Landlord a vacant and level land and in such case Tenant shall pay all Rent to the date Notice of termination is given and shall deliver possession of the Premises to Landlord free and clear of any liens or security interest; or,

               ii.  Demonstrate substantial progress toward restoration of the damaged improvements as nearly as may be practicable to their condition, quality and class immediately prior to such Casualty, with such changes or alterations (including demolition) as Tenant shall elect to make in conformity with this Lease. Tenant shall perform such restoration with reasonable promptness but the completion of which shall not be a condition to termination of this Lease.

          c.     Upon Tenant's demonstration of substantial progress toward restoration, Landlord shall negotiate an equitable reduction of Tenant's obligation to pay Rent under Section 6.0, effective from the date Tenant gives Notice of Casualty, as provided in Section 16.0, Damage or Destruction, for the time such part or parts of the Leased Premises remain incapable of use and occupancy for the purposes of this Lease Agreement, and this Lease shall continue in full force and effect. The criteria for an equitable reduction in Rent shall include, but not be limited to, the following: (a) the nature and scope of the Casualty or event noticed; (b) the anticipated duration of the Casualty or event noticed; and (c) the degree to which any loss is insured.

        16.2    Adjustment of Claims; Use of Insurance Proceeds.    Tenant shall be solely responsible for the adjustment of any insurance claim. Subject to state law and St. Joseph City ordinance, all proceeds of casualty or hazard insurance shall be paid to Tenant and shall under no circumstances be paid to Mortgagees unless (a) pursuant to some other express provision of this Lease, Tenant is required to pay or assign such proceeds to Landlord and (b) pursuant to the Fee Mortgage such proceeds payable to Landlord shall be paid instead to the Fee Mortgagee.

        16.3    Deposit of Proceeds.    All proceeds in excess of ONE MILLION DOLLARS AND NO/CENTS ($1,000,000) of casualty insurance to be applied by Tenant to rebuild, restore or repair the Premises shall be deposited with a Depository, to be disbursed for the repair, restoration or reconstruction of the Premises. Tenant shall notify Landlord within fifteen (15) days of receipt of any such funds.

17.0    CONDEMNATION

        17.1    Substantial Condemnation.    If a Substantial Condemnation of the Premises shall occur, then this lease shall terminate as of the effective date of such Substantial Condemnation, and the Rent shall be apportioned accordingly. The proceeds of the Substantial Condemnation shall be allocated between Landlord and Tenant as follows: (a) first, Tenant shall be entitled to receive such portion of the awards, with interest, as shall equal the value of the Leasehold Estate, as an operating business, including all improvements located on the Premises; (b) second, Landlord shall, subject to the rights of Mortgagees, be entitled to receive such portion of the award, with interest, as shall equal the value of the Fee Estate subject to this Lease; and (c) third, Tenant shall be entitled to receive the entire balance of any such award or awards remaining after application of Condemnation proceeds pursuant to clauses (a) and (b). All determinations of value required by the preceding sentence shall be made as if the

Condemnation had never occurred, the Leasehold Estate had not been terminated, and the Lease had continued for all Renewal Terms except to the extent that Tenant determines that Tenant would have elected not to exercise any future Renewal Option(s) not already exercised or deemed exercised at the effective date of Condemnation.

        17.2    Insubstantial Condemnation.    If an Insubstantial Condemnation shall occur, then any award or awards shall be applied first to repair, restoration or reconstruction of any remaining part of the improvements not so taken. Tenant shall perform such repair, restoration or reconstruction in accordance with applicable requirements of this Lease. The balance of any such award or awards remaining after the repair, restoration or reconstruction shall be distributed to Landlord and Tenant as if they were proceeds of a Substantial Condemnation affecting only the portion of the Premises taken.

        17.3    Temporary Condemnation.    If a Temporary Condemnation shall occur with respect to the use or occupancy of the Premises for a period greater than ninety (90) days, then Tenant shall, at its option, be entitled to terminate this Lease and all obligations hereunder, effective as of the commencement date of the Temporary Condemnation. If the Temporary Condemnation relates to a period of ninety (90) days or less, or if a Tenant does not elect to terminate this Lease, then all proceeds of such Temporary Condemnation (to the extent attributable to periods within the Term) shall be paid to Tenant and Tenant's obligations under this Lease shall not be affected in any way.

        17.4    Other Government Action.    In the event of any action by any Government not resulting in a Condemnation but creating a right to compensation, such as the changing of the grade of any street upon which the Premises abut, then this Lease shall continue in full force and effect without reduction or abatement of Rent and Tenant shall be entitled to receive the award or payment made in connection with such action.

        17.5    Assignment of Condemnation Proceeds.    Landlord hereby assigns to a Depository selected for such purpose, who shall have the right to receive, and there shall be paid to such Depository, the entire amount of any awards or other sums received, whether by Landlord or Tenant, as compensation as a result of any Condemnation. Such awards to be paid to such Depository shall include: (a) all awards made on account of any improvements that are the subject of a Condemnation, whether or not the value of such improvement is the subject of a separate award or otherwise separately determined by the Condemnation authority; and (b) the full value of the land that is the subject of the Condemnation. All such proceeds shall be applied and disbursed in accordance with this Section.

        17.6    Settlement or Compromise.    Landlord shall not settle or compromise any Condemnation award affecting the Leased Premises without consent by Tenant. Tenant shall be entitled to appear in such proceeding and claim such share of the award as it is entitled to receive pursuant to the terms of this Lease. Subject to the terms of Mortgage, any Mortgagee shall also be entitled to appear in such proceedings and empowered to participate in any settlement, arbitration or other proceeding involving any Condemnation. Landlord shall have no right to participate in any proceeding regarding a Temporary Condemnation unless either (a) Tenant elects to terminate this Lease on account of the Temporary Condemnation or (b) Tenant is not legally permitted to participate in such proceeding. In the latter case, and as it affects the Leased Premises, Landlord shall participate in such proceedings in accordance with Tenant's instructions, all at Tenant's expense and using counsel selected, instructed and paid by Tenant.

        17.7    Prompt Notice.    If either party becomes aware of any Condemnation or threatened or contemplated Condemnation, then such party shall promptly give Notice to the other party.

        17.8    Taking or Termination of Lease by Landlord.    Pursuant to Law, the City, as governing municipality, may be required to terminate this Lease because the Premises are required for a public purpose. In such event, the taking or termination shall be treated a Substantial Condemnation hereunder and all compensation lawfully due for such taking shall be apportioned as provided in Section 17.1 herein.

18.0    TRANSFERS BY LANDLORD

        18.1    Landlord's Right to Convey.    Landlord shall not, during the Term of this Lease, convey its Fee Estate except to a Fee Mortgagee, which forecloses on the Fee Estate or accepts a deed in lieu of foreclosure on the Fee Estate as a result of a Default by Landlord under a Fee Mortgage.

        18.2    No Encumbrances.    During the Term, Landlord shall not enter into, grant, permit or suffer to attach to the Fee Estate any easement, restriction, lien (including mechanics' lien, material supplier's lien or other statutory lien) or other encumbrance affecting title to the Fee Estate (other than a Fee Mortgage), except for encumbrances entered into at Tenant's request or with Tenant's consent, or permitted exceptions. Tenant shall not unreasonably withhold such consent so long as such easement, restriction, lien or other encumbrance is fully subordinated to this Lease, all rights and interests of Tenant hereunder, and all estates arising from this Lease (including Leasehold Mortgages), any amendments to the foregoing, and the rights of all other third parties then or thereafter claimed by, through or under Tenant or any Leasehold Mortgage.

19.0    LEASE GUARANTY

        All of Tenant's obligations arising hereunder shall be unconditionally guaranteed by Tenant (Tenant referred to herein as "Guarantors") pursuant to the Guaranty annexed hereto as Appendix 19 ("Guaranty"), unless Landlord agrees in writing to release Guarantors from the Guaranty. Guarantor's obligations under this Agreement shall be relieved upon the execution of a new Guaranty by a new Tenant/Guarantor.

20.0    TRANSFERS BY TENANT

        a.     Tenant may only assign or transfer its rights under this Agreement upon the approval of the Landlord. Such approval shall not be unreasonably withheld and in no case shall any change or modification of the provisions of this Lease be a condition precedent to such approval. Such approval shall be based upon the provision of the following information and satisfaction of the following conditions:

              i.  The name, business address and business telephone number of any potential transferee;

             ii.  An identification of any potential transferee including, if the potential transferee is not an individual, the state of incorporation or registration, the corporate officers, and the identity of all shareholders or participants. If the potential transferee has a pending registration statement filed with the Securities and Exchange Commission, the names of those persons or entities holding interest must be provided;

            iii.  An identification of any business, including, if applicable, the state of incorporation or registration, in which the potential transferee or the potential transferee's spouse or children has an equity interest. If the potential transferee is a corporation, partnership or other business entity, the potential transferee shall identify any other corporation, partnership or business entity in which it has an equity interest, including, if applicable, the state of incorporation or registration. This information need, not be provided by a corporation, partnership or other business entity that has a pending registration statement filed with the Federal Securities and Exchange Commission;

            iv.  Whether the potential transferee has been indicted, convicted, pleaded guilty or nolo contendere, or forfeited bail concerning any criminal offense under the laws of any jurisdiction, either felony or misdemeanor, except for traffic violations, including the date, the name and location of the court, arresting agency and prosecuting agency, the case number, the offense, the disposition and the location and length of incarceration;

             v.  Whether the potential transferee has had any license or certificate issued by a licensing authority in this state or any jurisdiction denied, restricted, suspended, revoked or not renewed and a statement describing the facts and circumstances concerning the denial, restriction, suspension, revocation or nonrenewal, including the licensing authority, the date each such action was taken, and the reason for each such action;

            vi.  Whether the potential transferee has ever filed or had filed against it a proceeding in bankruptcy or has ever been involved in any formal process to adjust, defer, suspend or otherwise work out the payment of any debt including the date of filing, the name and location of the court, the case and number of the disposition;

           vii.  Whether the potential transferee has filed, or been served with a complaint or other notice filed with any public body, regarding the delinquency in the payment of, or a dispute over the filings concerning the payment of, any tax required under federal, state or local law, including the amount, type of tax, the taxing agency and time periods involved;

          viii.  A statement listing the names and titles of all public officials or officers of any unit of government, and relatives of such public officials or officers who, directly or indirectly, own any financial interest in, have any beneficial interest in, are the creditors of or hold any debt instrument issued by, or hold or have any interest in any contractual or service relationship with, the potential transferee;

            ix.  Whether the potential transferee has made, directly or indirectly, any political contribution, or any loans, donations or other payments of one hundred dollars or more, to any candidate or office holder, within five years from the date of filing the application, including the amount and the method of payment;

             x.  The name and business telephone number of the counsel representing the potential transferee in matters before the City and County;

            xi.  A description of any proposed or approved riverboat gaming operation, including the type of boat, home dock location, expected economic benefit to the community, anticipated or actual number of employees, any statement from the potential transferee regarding compliance with federal and state affirmative action guidelines, projected or actual admissions and projected or actual adjusted gross gaming receipts;

           xii.  A description of the product or service to be supplied by the potential transferee;

          xiii.  The potential transferee's obligations continue to be guaranteed by Guarantors or under a substantially similar guaranty executed by the ultimate Tenant (or, if Tenant is a partnership, the ultimate parent of the general partner of Tenant);

          xiv.  The potential transferee agrees in writing to assume the obligations of Tenant;

           xv.  The potential transferee holds all necessary licenses, permits and approvals from the State of Missouri for the operation of the Gaming Facility;

          xvi.  The potential transferee's obligations are guaranteed under a guaranty substantially similar to that of Guarantors executed by an entity with a net worth of at least TWENTY-FIVE MILLION DOLLARS AND NO/CENTS ($25,000,000.00); and

        b.     Landlord shall be entitled to a right of first refusal of any bona fide offer to purchase Tenant's Gaming Facilities or Casino Support Facilities. Bona fide offer as used in this section means a written offer which has been accepted by the Tenant subject to Landlord's right under this subsection. The price to be paid by the Landlord shall be the bona fide offer including the same terms and conditions as the bona fide offer. Landlord shall notify Tenant of its decision to purchase within thirty (30) days of Landlord's receipt of a copy of the written bona fide offer.

        c.     No transfer may occur until twenty four (24) months from the date Tenant receives a Gaming License.

21.0    SUBLETTING

        21.1    Tenant's Right to Sublet.    Tenant may enter into a Sublease, extend, renew or modify any Sublease, consent to any sub-subleasing (or further levels of subleasing; all of which shall be within the defined term "Sublease", and the occupant thereunder shall be deemed "Subtenants"), terminate any Sublease or evict any Subtenant, all without Landlord's consent, provided however, that Tenant agrees not to sublet or otherwise license the parking facilities or gaming operations. Tenant agrees to give Landlord thirty (30) days prior written Notice before entering any Sublease and notice of any termination of any sublease. Tenant shall also provide Landlord a fully executed copy of any Sublease. Nothing in this section shall prevent City as Landlord from submitting its bid or making an offer on any sublease. Tenant shall provide prior to entering any sublease, as part of its prior written notice, the following information to Landlord regarding the sublessee:

              i.  The sublessee's name, business address and business telephone number;

             ii.  An identification of any business, including, if applicable, the state of incorporation or registration, in which the sublessee has an equity interest. If the sublessee is a corporation, partnership or other business entity, the sublessee shall identify any other corporation, partnership or business entity in which it has an equity interest, including, if applicable, the state of incorporation or registration. This information need not be provided by a corporation, partnership or other business entity that has a pending registration statement filed with the Federal Securities and Exchange Commission;

            iii.  Whether the sublessee has been indicted, convicted or pleaded guilty or nolo contendere, concerning any criminal offense under the laws of any jurisdiction, either felony or misdemeanor, except for traffic violations, including the date, the name and location of the court, arresting agency and prosecuting agency, the case number, the offense, the disposition and the location and length of incarceration;

            iv.  A description of the product or service to be supplied by the sublessee for a supplier's license.

        21.2    Conditions of Subleases.    The term of any Sublease (including renewal options) shall not extend beyond the Term (including only any renewal options previously exercised by Tenant or that Tenant agrees, in the Sublease, to exercise). If Tenant enters into any Sublease, then each Sublease shall be subordinate to this Lease and shall contain provisions in form and substance substantially as follows, and each Subtenant by executing its Sublease shall be deemed to have agreed to the following (the term "Sublandlord" to be defined in the Sublease to refer to Tenant as Sublandlord under the Sublease):

  Subtenant agrees that if, by reason of a Default under any underlying lease (including any underlying lease through which Sublandlord derives its leasehold estate in the demised subpremises), such underlying lease and the leasehold estate of Sublandlord in the demised subpremises is terminated, then Subtenant, at the option and request of the fee owner of the demised subpremises (the "Fee Landlord"), shall attorn to such Fee Landlord and shall recognize such Fee Landlord as Subtenant's direct landlord under this Sublease. Subtenant agrees to execute and deliver, at any time and from time to time, upon the request of Sublandlord or of the Fee Landlord or mortgagee of either, any instrument that may be necessary or appropriate to evidence such attornment. Subtenant hereby appoints Sublandlord or such Fee Landlord or such Mortgagee the attorney-in-fact, irrevocable, with full power of substitution, of Subtenant to execute and deliver any such instrument for and on behalf of Subtenant. This appointment is coupled with an interest and is irrevocable. Subtenant waives any statute or rule of law now or subsequently in effect that may give or purport to give Subtenant any right to elect to terminate this Sublease or to surrender possession of the demised subpremises in the event any proceeding is brought by a Fee Landlord to terminate any such underlying lease. Subtenant agrees that this Sublease shall not be affected in any way whatsoever by any such proceeding.

        21.3    No Release of Tenant Upon Sublease.    No Sublease shall affect or reduce any obligation of Tenant or rights of Landlord under this Lease. All obligations of Tenant under this Lease shall continue in full force and effect notwithstanding any Sublease.

        21.4    Assignment of Rents.    Tenant hereby assigns, transfers and sets over to Landlord all of Tenant's right, title, and interest in every Sublease entered into by Tenant from time to time, together with all subrents or other sums of money due and payable under such Sublease, and all security deposited with Tenant under such Sublease. Such assignment shall, however, become effective and operative only if this Lease shall expire or be terminated or canceled, or if Landlord re-enters or takes possession of the Premises pursuant to this Lease.

22.0    TENANT'S RIGHT TO MORTGAGE

        Subject to the provision of Section 5.11, Gaming Facilities, Tenant shall have the absolute and unconditional right, without Landlord's consent, to execute and deliver Leasehold Mortgage(s) encumbering this Lease and the Leasehold Estate at any time and from time to time during the Term. Landlord shall not be required to join in or "subordinate" the Fee Estate to any Leasehold Mortgage. Leasehold Mortgage means any mortgage, financing statement or any other instrument(s) or agreement(s) intended to grant security for any obligation that encumbers the Leasehold Estate. Subject to applicable law, Tenant's making of a Leasehold Mortgage shall not be deemed an assignment or transfer of the Leasehold Estate. If Tenant enters into any Leasehold Mortgage(s), Tenant shall give Landlord notice of such Leasehold Mortgage and the name and address of the Leasehold Mortgage holder. A Leasehold mortgage shall not encumber or in any other way affect the Fee Estate or affect, limit, or restrict Landlord's rights and remedies under this Lease. The parties shall execute such further documents as may be required to effect the foregoing.

23.0    QUIET ENJOYMENT

        Landlord covenants that, so long as Landlord has not terminated this Lease on account of an Event of Default by Tenant, as defined in Section 28.0 herein, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term without molestation or disturbance by or from Landlord or anyone claiming by or through Landlord or having title to the Premises paramount to Landlord, and free of any encumbrance created or suffered by Landlord, except Permitted Exceptions.

24.0    REPRESENTATIONS AND WARRANTIES

        Landlord represents and warrants to Tenant that the following facts and conditions exist and are true as of the Signing Date and, to the extent specifically so stated, will remain true throughout Term.

In addition, Tenant makes, for the benefit of Landlord, certain reciprocal representations and warranties as set forth below.

        24.1    Due Authorization and Execution.    Landlord has full right, title, authority and capacity to execute and perform this Lease, the Memorandum of Lease, and any other agreements and documents to which Landlord is a party and referred to or required by this Lease (collectively, the "Documents"); the execution and delivery of the Documents has been duly authorized by all requisite action of Landlord; the Documents constitute valid and binding obligations of Landlord; neither the execution of the Documents, nor the consummation of the transactions contemplated thereby, violates any agreement (including Landlord's organizational documents), contract or other restriction to which Landlord is a party or is bound. Tenant makes a reciprocal warranty and representation to Landlord. Both parties' representations and warranties contained in this paragraph shall continue to apply in full force and effect throughout the Term as if made continuously through the Term.

        24.2    No Litigation.    There is no pending litigation, suit, action or proceeding before any court or administrative agency nor has Landlord received any formal notice of any threatened litigation, suit, action or proceeding before any court or administrative agency affecting the Premises or attacking the validity of the Lease or the Landlord's execution delivery and performance of the lease or that would adversely affect the Landlord's Lease of the Premises to Tenant or materially impair the Tenant's ability to develop and operate the Premises as contemplated herein.

        24.3    FIRPTA.    Landlord is not a "foreign person" within the meaning of Section 144 (f) (3) of the United States Internal Revenue Code of 1986.

        24.4    No Pending Improvements.    Landlord is not a party to any outstanding contracts for any improvements to the Premises, nor does any person have the right to claim any mechanic's or supplier's lien arising from any labor or materials furnished to the Premises.

        24.5    No Other Tenants.    At the Signing Date Tenant is the only Tenant of the Premises.

        24.6    Representations and Warranties in Agreement to Lease.    All of Landlord's representations and warranties set forth herein are true and correct as of the Signing Date. Tenant makes a reciprocal warranty and representation to Landlord as to the truth and correctness of Tenant's representations and warranties herein.

25.0    ACCESS

        Landlord and its agents, representatives and designees shall have the right to enter the Premises upon reasonable notice to Tenant during regular business hours, and in accordance with Tenant's reasonable instruction, solely for the purpose of curing Tenant's Defaults (provided that Landlord shall have given Tenant prior Notice of such Default in accordance with this Lease) or for the purpose of relating to the transfer or sale of the Fee Estate in compliance with this Lease. In entering the Premises pursuant to this Article, Landlord and its designees shall not interfere with the conduct of operations on the Premises by Tenant or anyone claiming through Tenant, and shall comply with Tenant's reasonable instructions. Landlord shall Hold Harmless Tenant against any claims arising from Landlord's entry upon the Premises pursuant to this paragraph or any other provision of this Lease permitting Landlord to enter the Premises (except upon termination of this Lease).

26.0    LATE PAYMENT

        If Tenant makes any payment required under this Lease more than fifteen (15) days after such payment is first due and payable, then in addition to any other remedies Landlord may have under this Lease and without reducing or adversely affecting any of Landlord's other rights and remedies, Tenant shall pay Landlord interest on such late payment at an interest rate equal to the Prime Rate plus five percent (5%), beginning on the day payment was first due and payable and continuing until the date when Tenant actually makes such payment. Failure to pay such interest shall be deemed a failure to make the late payment and, in such event, payment without interest shall not cure any applicable Monetary Default.

27.0    LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS

        27.1    Landlord's Option.    If Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed, then Landlord, after ten (10) Business Days' Notice to Tenant, or with such notice (if any) as is reasonable or practicable under the circumstances, in case of an emergency, and without waiving or releasing Tenant from any obligation of Tenant or from any Default by Tenant and without waiving Landlord's right to take such action as may be permissible under this Lease as a result of such Default, may (but shall be under no obligation to) make such payment or perform such act on Tenant's part to be made or performed pursuant to this Lease. Landlord may enter upon the Premises for such purpose, and take all such action on the Premises, as may be reasonably necessary under the circumstances, but in doing so shall not interfere with the conduct of operations on the Premises by Tenant or anyone claiming through Tenant and shall comply with Tenant's reasonable instructions.

        27.2    Reimbursement by Tenant.    All reasonable sums paid by Landlord and all costs and expenses reasonably incurred by Landlord, together with reasonable attorneys' fees, in connection with the exercise of Landlord's cure rights under the preceding paragraph, shall constitute compensation. Tenant shall pay such additional compensation within thirty (30) days after Landlord's demand accompanied by evidence reasonably establishing that Landlord properly and reasonably incurred such costs and expense in accordance with this Lease.

28.0    DEFAULT BY TENANT; REMEDIES

        28.1    Definition of "Event of Default".    The term "Event of Default" shall mean and refer to the occurrence of any one or more of the following circumstances:

          28.1.1    Monetary Default.    A Monetary Default shall occur when the Tenant fails to pay any Rent or compensation pursuant to this Lease Agreement and such default shall continue for fifteen (15) days after Landlord has given Tenant Notice of such Default, specifying in reasonable detail the amount of money required to be paid by Tenant and the nature of such payment.

          28.1.2    Non-Monetary Default.    A Non-Monetary Default shall occur when the Non-Monetary Default shall continue and not be remedied by Tenant within thirty (30) days after Landlord shall have delivered to Tenant a Notice describing the same in reasonable detail, or, in the case of a Non-Monetary Default that cannot with due diligence be cured within thirty (30) days from such Notice, when Tenant shall not (a) within thirty (30) days from Landlord's Notice advise Landlord of Tenant's intention to take all reasonable steps necessary to remedy such Non-Monetary Default, (b) duly commence the cure of such Non-Monetary Default within such period, then diligently prosecute to completion the remedy of the Non-Monetary Default and (c) complete such remedy within a reasonable time under the circumstances.

        28.2    Remedies.    Upon occurrence of an Event of Default and upon compliance with Sections 28.1.1 and 28.1.2, Landlord may exercise any or all of the following remedies, and any other remedies provided for under this Lease or available by applicable law, all of which shall be cumulative: (a) Landlord shall have the right to proceed by appropriate judicial proceeding, either at law or in equity, to enforce performance or observance by Tenant of the applicable provision of this Lease and/or to recover damages to the extent arising against Tenant for breach of this Lease; and/or (b) Landlord may give Tenant a Notice of termination of this Lease, which shall be effective ten (10) days from the date of service of such Notice. Unless the Default is cured within ten (10) days from service of such Notice, this Lease, the Leasehold Estate and the Term shall terminate and Landlord shall retake possession of the Premises and all rights of Tenant shall come to an end with the same effect as if that day were the expiration date of this Lease. Tenant shall peaceably and quietly yield up and surrender to Landlord the Premises. Tenant shall, at its expense, and upon Landlord's request, remove the Gaming Facilities and Casino Support Facilities from the Premises within thirty (30) days of the Termination Date.

        28.3    Re-entry.    Upon the occurrence of an Event of Default and the termination of this Lease as provided in this Section Landlord, or Landlord's agents and employees, may re-enter the Premises, or any part of the Premises, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force (to the extent permitted by Law) or otherwise, without being liable to indictment, prosecution or damages, and may repossess the same, and may remove any person from the Premises, all so that Landlord may have, hold and enjoy the Premises. Landlord's right of re-entry, described above, shall not apply to the Riverboat Casino.

        28.4    Pending Dispute Regarding Event of Default.    Notwithstanding anything to the contrary in the foregoing remedies provided for Landlord under this Lease, if Tenant shall have given Landlord Notice before termination of this Lease that Tenant contests Landlord's determination that an Event of Default has occurred, then Landlord shall not disturb Tenant's possession of the Premises, Tenant shall be entitled to remain in possession of the Premises under this Lease, and the Term shall be deemed to continue, so long as: (a) Tenant continues to pay Landlord the Rent provided for in this Lease and continues to perform such other obligations under this Lease as are not in dispute; and (b) no final order or judgment terminating the Lease or Tenant's possession thereunder has been entered by a court of competent jurisdiction.

29.0    TERMINATION

        Upon the Termination Date, all improvements constituting part of the Premises (other than (a) the signs bearing any trademark, service mark, or Tenant's name or any other affiliate or subsidiary of Tenant all of which Tenant may remove; and (b) the Gaming Facilities) shall become Landlord's property (subject to Permitted Exceptions as City as Landlord in its discretion shall designate), and Landlord and Tenant shall have the rights and obligations set forth in this Section.

        29.1    Possession.    Tenant shall deliver to Landlord possession of the Premises in as good a condition and state of repair, ordinary wear excepted.

        29.2    Utility and Other Deposits.    To the extent that Tenant shall have delivered any deposits to any utility companies or other providers of services for the Premises, and such deposits are not separately refunded to Tenant, Landlord shall pay Tenant an amount equal to such deposits.

        29.3    Adjustment of Revenues and Expenses.    Landlord and Tenant shall adjust themselves, as of 11:59 p.m. on the Termination Date, all revenues and expenses of owning, operating, occupying, managing and maintaining the Premises, including all revenues and expenses of the Premises that would customarily be apportioned in connection with a conveyance of the Premises. Such apportionments shall be calculated and determined in a manner consistent with proper accounting practices. Any disputes shall be resolved by a certified public accountant designated by Tenant and reasonably satisfactory to Landlord.

        29.4    Documentation.    Tenant shall deliver to Landlord copies or originals of all Subleases, Sublease files, contracts, (other than contracts with Tenant's parent, subsidiaries or affiliates, which shall automatically terminate on the Termination Date) maintenance and service records, plans, specifications, manuals and all other papers and documents that may be necessary or appropriate for the proper operation and management of the Premises, provided the same are in Tenant's possession and can lawfully be delivered to Landlord.

        The Operating Manuals of Tenant for the operation of a casino or Gaming Facility and all personnel files are specifically excluded.

        29.5    Miscellaneous Assignments.    Tenant shall assign to Landlord, without recourse, all assignable licenses and permits affecting the Premises and all assignable contracts, warranties, and guarantees then in effect relating to the Premises, other than any to which Tenant or its partners or their subsidiaries or affiliates are a party.

        29.6    Termination of Memorandum of Lease.    If the parties shall have entered into a recorded Memorandum of Lease, then they shall enter into a memorandum, in recordable form reasonably satisfactory to both parties, terminating the Memorandum of Lease.

        29.7    Personal Property and Equipment.    Upon termination of this Lease, Tenant shall have the right to remove all personal property and equipment that is not attached to the Premises.

        29.8    Remove Riverboat Casinos.    Except as otherwise provided for herein, upon the termination of this Lease for any reason, Tenant shall remove the Riverboat Casino and all personal property located on said Riverboat from the Premises, within thirty (30) days following the Termination Date, without compensation or further obligation to the Landlord.

30.0    WAIVERS

        30.1    No Waiver by Silence.    Failure of either party to complain of any act or omission on the part of the other party shall not be deemed a waiver by the non-complaining party of any of its rights under this Lease. No waiver by either party at any time, express or implied, of any breach of any provision of this Lease shall be a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. No acceptance by Landlord of any partial payment shall constitute an accord or satisfaction, but shall only be deemed a part payment on account.

31.0    MEMORANDUM OF LEASE

        The parties shall at any time, at the request of either, promptly execute, acknowledge and deliver duplicate originals of a recordable memorandum of lease (the "Memorandum of Lease") in the form of an Exhibit and contain such other information as may from time to time be legally required to be contained in a Memorandum of Lease.

32.0    CASINO DEVELOPMENT RESTRICTION ON THIRD PARTIES

        For a period not to exceed ten (10) years of the date of receipt of the gaming license, Landlord shall not permit another Gaming Facility, dockside casino, or casino operation to operate on property owned by, (including property owned and leased to others), leased by or ultimately controlled by Landlord, unless Tenant grants its approval of said Gaming Facility or dockside casino or casino operation, nor shall the City or County tender to the State Gaming Commission its approval of another casino operator to operate within Buchanan County. The regulatory or zoning authority of the City of St. Joseph/Buchanan County shall not be deemed "control" for purposes of this section. The above is subject to the provisions of Section 5.3, Remedy for Tenant's Failure to Operate a Large Riverboat Casino or Dockside Barge.

        For a period not to exceed ten (10) years of the date of receipt of the gaming license, Landlord agrees not to allow the use of any riverfront property owned now or in the future by the City or County for a Gaming Facility and agrees not to execute any document which would permit such a use. The above is subject to the provisions of Section 5.3, Remedy for Tenant's Failure to Operate a Large Riverboat Casino or Dockside Barge.

        For purposes of this paragraph 32, the term "gaming facility, dockside casino or casino operation" shall not be deemed to include bingo, lottery or video lottery games.

        Subject to Section 5.3, if the State Gaming Commission, or other state authority, or other government regulatory authority, grants to anyone other than Tenant a license or legally enforceable right to operate a casino operation within the boundaries of Buchanan County, then Tenant shall not be obligated to pay the Per Customer portion of the Rent, as provided in Section 6.0, Rent, as long as any such other licensee operates a Gaming Facility or establishment.

        So long as Tenant is operating a Gaming Facility from or on the Premises, Tenant agrees not to operate a Gaming Facility at another site in Missouri. This provision is not intended to restrict Tenant's ability to expand Gaming Facilities on the Premises.

        In the event the laws of the State are changed so as to permit land-based casinos and Landlord has property it intends to sell, lease or make available for a land-based casino operation, Tenant shall be given the right of first refusal to acquire said property at a price and terms no less favorable than the price and terms offered to interested third parties, subject in all respects to Landlord's duty to comply with all applicable laws or ordinances requiring those matters to be open to public bid, requests for proposals and similar public access.

33.0    EQUAL OPPORTUNITY EMPLOYMENT AND AFFIRMATIVE ACTION PLAN

        As more specifically stated in Appendix 33.0 to this Lease, Tenant agrees to use its best efforts to in good faith: (a) seek to employ in its operations, at all levels, individuals living in the County of Buchanan from the various gender, racial and ethnic backgrounds found in the County of Buchanan; (b) actively recruit disabled persons in the County of Buchanan to be included among its employees; (c) contract with local vendors of various gender, racial and ethnic backgrounds found in the County of Buchanan to the extent possible and insofar as service availability, cost competitiveness and service quality will allow; (d) provide training in the County of Buchanan for individuals to be employed in the Casino Support Facilities and Gaming Facilities operations, all in accordance with Tenant's affirmative action program. Tenant further agrees to report to Landlord semi-annually, which report shall include, but not be limited to, Tenant's progress with respect to its efforts to comply with Tenant's affirmative action plan, and such report shall be made available to the public.

34.0    MISCELLANEOUS

        34.1    Reasonableness.    Wherever this Lease states that approval by either party shall not be unreasonably withheld: (a) such approval shall not be capriciously or arbitrarily delayed or conditioned; and (b) no withholding of approval shall be deemed reasonable unless withheld by Notice specifying grounds which are definite, certain and appropriate under the circumstances, in definite and certain detail, for such withholding of approval, and indicating specific changes which are definite, certain and appropriate under the circumstances in the proposal under consideration that would cause such proposal to be acceptable.

        34.2    City Obligations Under Law.    No provision in this Lease shall be interpreted to impair the City as Landlord's obligation to perform their zoning and regulatory functions as required by law or any other function or duty imposed by law.

        34.3    Documents in Recordable Form.    Wherever this Lease requires either party to deliver to the other a document in recordable form, both parties shall be deemed to have consented to the recording of such document, at the sole expense of the party that elects to record it.

        34.4    Further Assurances.    Each party agrees to execute and deliver such further documents and perform such further acts, as may be reasonably necessary to achieve the intent of the parties with respect to Tenant's leasing of the Premises from Landlord, as set forth in this Lease. Without limiting the generality of this paragraph, upon request at any time or from time to time either party shall execute and deliver to the other: (a) additional counterparts of this Lease or any related documents, provided such additional counterparts are prepared at the expense of the party requesting them; and (b) such documentation as any title insurance company shall require to evidence such matter as due formation, authorization and execution of the Lease on the part of the party to whom the request is made.

        34.5    Performance Under Protest.    If at any time a dispute shall arise as to the amount of any payment to be made by one party to the other under this Lease, then the party against whom the obligation to pay is asserted shall have the right to make payment "under protest". Such payment shall not be regarded as a voluntary payment. The party making the payment shall continue to have the right to institute suit for recovery of such sum. To the extent that it shall be determined that the party making the payment "under protest" was not required to make such payment, such party shall be entitled to recover such sum or so much of such sum as party was not legally required to pay pursuant to this Lease, together with interest on such overpayment at the Prime Rate.

        34.6    No Third Party Beneficiaries.    Nothing in this Lease shall be deemed to confer upon any person (other than Landlord, Tenant, or Fee Mortgagees) right to insist upon, or to enforce against Landlord or Tenant, the performance or observance by either party of its obligations under this Lease.

        34.7    Interpretation.    No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Lease. The parties have both participated substantially in the negotiation, drafting and revision of this Lease with representation by counsel and such other advisers as they have deemed appropriate. Material in brackets constitutes parenthetical material within other parenthetical material and is intended to be part of this Lease. The words "include" and "including" shall be construed to be followed by the words: "without limitation."

        34.8    Delivery of Drafts.    Neither Landlord nor Tenant shall be bound by this Lease unless and until each party shall have executed at least one counterpart of this Lease and delivered such executed counterpart to the other party. The submission of draft(s) of this Lease or comment(s) on such drafts shall not bind either party in any way and such draft(s) and comment(s) shall not be considered in interpreting this Lease.

        34.9    Captions.    The captions of this Lease are for convenience and reference only and in no way affect this Lease.

        34.10    Cumulative Remedies.    The remedies to which either party may resort under this Lease are cumulative and are not intended to be exclusive or any other remedies or means of redress to which such party may lawfully be entitled in the event of any breach or threatened breach by the other party of any provision of this Lease.

        34.11    Right of Injunction.    In the event of a breach by either party of any of its obligations under this Lease, the other party shall have the right to obtain an injunction, in addition to the rights and remedies provided for under this Lease.

        34.12    Entire Agreement.    This Lease contains all the terms, covenants and conditions relating to Tenant's leasing of the Premises.

        34.13    Amendment.    Any modification or amendment to this Lease must be in writing approved by the appropriate legislative body of the Landlord and signed by Landlord and Tenant. Modifications or amendments of this Lease executed by either party may be exchanged and delivered by facsimile transmission and shall be effective upon such transmission. The parties shall promptly exchange original signature counterparts of amendments executed by either party and initially exchanged and delivered by facsimile transmission.

        34.14    Partial Invalidity.    If any term or provision of this Lease, or the application of such term or provision to any party or circumstance, shall to any extent be invalid or unenforceable, then the remainder of this lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected by such invalidity and each remaining term and provisions of this Lease shall be valid and be enforced to the fullest extent permitted by law.

        34.15    Successors and Assigns.    This Lease shall bind and benefit Landlord and Tenant and their successors and assigns, but the foregoing shall not limit or supersede any transfer restrictions contained in this Lease.

        34.16    Governing Law.    This Lease and its interpretations and performance shall be governed, construed and regulated by the laws of the State of Missouri, without regard to principles of conflict of laws.

        34.17    Obligation to Perform.    Wherever this Lease requires either party to perform any obligation, such party shall be entitled to discharge such obligation by causing it to be performed by some other person, but the foregoing shall in no way limit, restrict or excuse Landlord's or Tenant's obligations under this Lease or the restrictions on assignment, conveyance or transfer contained in this Lease.

        34.18    Counterparts.    This Lease may be executed in counterparts.

        34.19    Time Periods.    Whenever this Lease requires either party to perform any action within a specified period or requires that a particular event occur within a specified period, if the last day of such period is not a Business Day then the period shall be deemed extended through the close of business on the first Business Day following such period as initially specified. This paragraph shall in no event delay or defer the effective date of any Rent adjustment or the commencement of any period with respect to which interest on a payment shall accrue.

        34.20    Dockside Casino.    If, subsequent to the execution of this Lease, a dockside casino is permitted under applicable Law, Tenant may propose to Landlord the substitution of a dockside casino for any Gaming Facility or the addition of a dockside casino. Such proposal shall be in writing and shall include plans and specifications for the dockside casino. Landlord will have thirty (30) days to review the proposal and give Tenant Notice approving or disapproving the substitution or deletion. If approved, the substituted or additional dockside casino shall be deemed to be a Gaming Facility for all purposes of this Lease and the Lease shall continue in effect as originally written, subject only to the changes approved by Landlord.

35.0    STIPULATION AS TO VENUE IN BUCHANAN COUNTY

        For purposes of any litigation arising under or occurring as the result of this Lease or involving any interpretation of this Lease or the declaration of a party's rights or obligations hereunder, the parties hereby agree and stipulate to venue for such actions in the Circuit Court of Buchanan County, Missouri or, in the event federal jurisdiction is available, the United States District Court for the Western District of Missouri.

36.0    NOTICES

        All Notices shall be in writing and shall be addressed to Landlord and Tenant as set forth below. Notice shall be (a) delivered by Federal Express or other courier service to the addressees set forth below, in which case they shall be deemed delivered on the date of delivery (or when delivery has been attempted twice, as evidenced by the written report of the courier service) to the addressees set forth below; (b) sent by certified mail, return receipt requested, in which case they shall be deemed delivered three (3) Business Days after deposit in the Untied States mail, provided that no postal strike is then in effect; or (c) transmitted by facsimile transmission (promptly followed by delivery under option "a" or

"b"), in which case they shall be deemed delivered the first Business Day after delivery has been electronically confirmed by the recipient's facsimile machine, as evidenced by the written confirmation produced by the sender's facsimile machine. No Notice shall be effective unless and until a copy of such Notice has been delivered to the intended recipients Mortgagee(s), to the extent such delivery is otherwise required by this Lease. Either party may change its address, its facsimile machine number, or the name and address of it attorneys by giving Notice in compliance with this Lease. Notice of such a change shall be effective only upon receipt. Notice given on behalf of a party by any attorney purporting to represent a party shall constitute Notice by such party if the attorney is, in fact, authorized to represent such party. The addresses and facsimile machine numbers of the parties are:

Landlord:	Presiding Commissioner of Buchanan County Buchanan County Courthouse 411 Jules St. Joseph, Missouri 64505 Facsimile: (816) 271-1535
Buchanan County Prosecuting Attorney/ County Counsellor Buchanan County Courthouse 411 Jules St. Joseph, Missouri 64501 Facsimile: (816) 271-1521
Mayor City Hall 11th & Frederick Avenue St. Joseph, Missouri 64501 Facsimile: (816) 271-4737
City Manager City Hall 11th & Frederick Ave. St. Joseph, Missouri 64501 Facsimile: (816) 271-4737
City Attorney City Hall 11th & Frederick Ave. St. Joseph, Missouri 64501 Facsimile: (816) 271-4737
Tenant:	St. Joseph Riverboat Partners St. Joseph, Missouri

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease on the Signing Date.

WITNESS:	"Landlord" City of St. Joseph		County of Buchanan
/s/ Paula Heyde	By:	/s/ R. Patt Lilly	By:	/s/ Thomas Mann, III
		R. Patt Lilly		Thomas Mann, III
/s/ signature illegible		City Manager		Presiding Commissioner
WITNESS:	"Tenant" St. Joseph Riverboat Partners, a Missouri General Partnership
	By:	Continental Gaming, Co.
	By:	Managing Partner, St. Joseph Riverboat Partners
/s/ signature illegible	By:	/s/ signature illegible
/s/	Its:	General partner

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  Exhibit 10.100
LEASE AGREEMENT